SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("**Agreement**") is made at Delhi on this 2nd day of April, 2018 ("**Execution Date**"):

BY AND AMONGST:

(A) **EBIX, INC.,** a company incorporated under the laws of State of Delaware and having its principal executive office at 1, Ebix Way, Johns Creek, Atlanta, Georgia (GA) – 30097, United States of America (hereinafter referred to as "**Ebix**" or "**Purchaser 1**", which expression will, unless repugnant to or excluded by the context or subject thereof, mean and include its successors and permitted assigns) of the **FIRST PART**;

AND

(B) **EBIX FINCORP EXCHANGE PTE LTD,** a company incorporated under the laws of Singapore and having its registered office at 143, Cecil Street, #22-01, GB Building, Singapore - 069542 (hereinafter "**EBIX Singapore**" or "**Purchaser 2**", which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the **SECOND PART**;

AND

(C) **CENTRUM RETAIL SERVICES LIMITED,** an unlisted public company incorporated under the Companies Act, 2013, and having its registered office at Centrum House, CST Road, Vidyanagari Marg, Kalina, Santacruz (East), Mumbai, Maharashtra- 400098, India (hereinafter referred to as "**CRSL**", which expression will, unless repugnant to or excluded by the context or subject thereof, mean and include its successors and permitted assigns) of the **THIRD PART**;

AND

(D) **CENTRUM CAPITAL LIMITED,** a listed company incorporated under the Companies Act, 1956, and having its registered office at Bombay Mutual Building, 2nd Floor, D N Road Fort Mumbai, Maharashtra- 400001, India (hereinafter referred to as "**CCL**", which expression will, unless repugnant to or excluded by the context or subject thereof, mean and include its successors and permitted assigns) of the **FOURTH PART;**

AND

(E) **THE PERSONS NAMED IN SCHEDULE I** (hereinafter referred to as the "**Other Sellers**", which expression will, unless repugnant to or excluded by the context or subject thereof, mean and include their successors and permitted assigns) of the **FIFTH PART**;

AND

(F) **CENTRUMDIRECT LIMITED,** an unlisted public company incorporated under the Companies Act, 1956, and having its registered office at Centrum House, CST Road, Vidyanagari Marg, Kalina, Santacruz (East), Mumbai, Maharashtra- 400098, India (hereinafter referred to as "**Company**", which expression will, unless repugnant to or excluded by the context or subject thereof, mean and include its successors and permitted assigns) of the **SIXTH PART**.

(Purchaser 1 and Purchaser 2 are hereinafter collectively referred to as "**Purchasers**" or individually as a "**Purchaser**". CRSL and CCL are hereinafter collectively referred to as "**Promoters**". Each of CRSL and Other Sellers are individually referred to as a "**Seller**" and collectively as "**Sellers**". The Purchasers, CCL, the Sellers and the Company are hereinafter collectively referred to as "**Parties**" and individually as a "**Party**".)

RECITALS

(A) The Company is an unlisted public limited company engaged in the Business (*as defined hereinafter*).

(B) As on the Execution Date, the authorized share capital of the Company is INR 72,500,000 (Indian Rupees Seventy Two Million Five Hundred Thousand only) divided into 7,250,000 (Seven Million Two Hundred and Fifty Thousand) Equity Shares (*as defined hereinafter*). As on the Execution Date, the Share Capital (*as defined hereinafter)* on a Fully Diluted Basis (*as defined hereinafter*) of the Company is INR 67,894,340 (Indian Rupees Sixty Seven Million Eight Hundred Ninety Four Thousand Three Hundred Forty only). The shareholding pattern of the Company, on a Fully Diluted Basis as on the Execution Date and the Closing Date (as *defined hereinafter*) is set out in **Schedule II** (*Shareholding Pattern*).

(C) The Promoters have promoted the Company and as of the Execution Date, the Sellers are the legal and beneficial owners of 100% (One Hundred percent) of the Share Capital.

(D) The Purchaser 1 is interested in expanding its business operations and has accordingly given its binding offer dated March 29, 2018, to acquire 100% (One Hundred percent) shareholding in the Company on a Fully Diluted Basis from the Sellers, directly or through its subsidiaries, subject to the completion of the Sellers Conditions Precedent and Purchaser Conditions Precedent (*both as defined hereinafter)* and consummation of the Transaction (*as defined hereinafter)*.

(E) Upon completion of the limited and selective due diligence exercise on the Company, by the Purchasers to their satisfaction, and in reliance upon the Warranties (*as defined hereinafter*) being provided by the Sellers and CCL, the Purchaser Warranties being provided by the Purchasers and subject to the terms and conditions of this Agreement, the Purchasers along with their nominees have agreed to buy and the Sellers have agreed to sell to the Purchasers, the Sale Shares (*as defined below*) representing 100% (One Hundred percent) of the Share Capital of the Company ("**Transaction**"). It is agreed and understood between the Parties that though the Closing of the Transaction will happen pursuant to Shareholder's and other requisite approvals, for all accounting matters, the Purchasers shall be entitled to all the

underlying economic interests, risks and rewards in the Company equivalent to the shareholding acquired by it under this Agreement, effective from the Effective Date (*as defined hereinafter*), including consolidation of books of accounts of the Company with the Purchasers, and accordingly Purchase Consideration (*as defined hereinafter*) is determined as of the Accounts Date (*as defined hereinafter*).

(F) The Parties are now desirous of entering into this Agreement to set forth the terms and conditions agreed between them for: (i) the sale of the Sale Shares by the Sellers (in the proportion determined herein); and (ii) such other terms and conditions as have been mutually agreed.

NOW THEREFORE IN CONSIDERATION OF THE PREMISES AND MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES HERETO AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1. **Definitions.** In this Agreement, unless the context otherwise requires: (i) capitalized terms defined by inclusion in quotations and/or parentheses anywhere in this Agreement have the meanings so ascribed to such terms therein; and (ii) the following words and expressions will have the meanings ascribed to them below:

"**Act**" means the notified provisions of the (Indian) Companies Act, 2013 read with the rules framed thereunder and the (Indian) Companies Act, 1956 (to the extent applicable);

"**Accounts**" means the true and complete copies of the audited financial statements of the Company comprising an audited balance sheet as of the Accounts Date and the related audited statement of income for the aforesaid time period, together with the auditor's report thereon and notes thereto;

"**Accounts Date**" means March 31, 2018;

"Accounts Receivable" has the meaning ascribed to it in paragraph 10.4(f) of **Schedule VII** (*Warranties*).

"**Accounts Date Net Cash**" means the sum total of net current assets and deposits including deposits with various airports and lessors or licensors of premises as calculated and set out in **Schedule VIII** (*Computation of Accounts Date Net Cash)*;

"**Additional Consideration**" has the meaning assigned to it in Clause 2.2(c)(i);

"**Affiliate(s)**" in relation to a Person, means any body corporate, partnership, association, foundation or other legal entity, which, through ownership of voting stock or otherwise, directly or indirectly, is Controlled by, or under common Control with, or in Control of such Person and where such Person is an individual, shall in addition to the foregoing, also include any Relative of such individual;

"**Agreed Form**" shall mean the form of the relevant document agreed by all the Parties or between the relevant Parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the relevant Parties);

"**Anti-Bribery Laws**" means the (Indian) Prevention of Corruption Act, 1988 (in each case as amended from time to time) and any Applicable Law, rule, regulation and other legally binding measure relating to the prevention of bribery, corruption, fraud or similar or related activities to which the Company is subject to;

"**Applicable Law(s)**" mean all statutes, enactments, acts of legislature or parliament, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, notifications, directions, judgments, decrees or other requirements or official directive of any Governmental Authority or Person acting under the authority of any Governmental Authority, whether in effect on the Execution Date or thereafter or other governmental restrictions or any similar form of decision of, or determination by any Governmental Authority, statutory authority, tribunal, board, court having jurisdiction over the matter in question in India, Singapore, United States of America or any recognized stock exchange(s) on which the Shares or the Consideration Shares (if issued), may be listed, having the force of law and as maybe applicable to the relevant Party;

"**Arbitrator**" has the meaning ascribed to it in Clause 12.1(a);

"**Assets**" means assets or properties of every kind, nature, character and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise), including cash, cash equivalents, receivables, real estate, equipment, Intellectual Property, inventory, furniture, fixtures and insurance of the Company as now operated, hired, rented, owned, licensed or leased;

"**Associate Company**" has the meaning as ascribed to it under the Act;

"**Base Purchase Consideration**" has the meaning as ascribed to it in Clause 2.2(b)(i);

"**Board**" means the board of directors of the Company, as may be constituted from time to time;

"**Books and Records**" means the Company's books of accounts and records relating to the Business, Assets, the employees, all bought and sold ledgers, and the registrations (including, without limitation the registration and renewal certificates for each Intellectual Property registered as of the Execution Date);

"**Business**" means undertaking of business activities related to foreign exchange business as permitted by the Reserve Bank of India under the Category II License and FFMC License issued to the Company or its subsidiaries;

"**Business Day(s)**" means a day of the week on which commercial banks are open for business in both the US, Singapore and Mumbai, India, and vis-à-vis any payment obligations, shall also mean a day of the week when the banks in, both, the US and Mumbai, India are open for business;

"**Business Warranties**" means the representations and warranties provided by the Promoters as set out in **Part B** of **Schedule VII** (*Warranties*);

"**Category II Licence**" means the Authorised Dealer Category II License issued by the Reserve Bank of India to the Company;

"**Centrum Marks**" has the meaning ascribed to it in Clause 5.3(b)(i);

"**Charter Documents**" means, collectively, the memorandum of association and articles of association or any instrument of a like nature, of the concerned entity;

"**Claim(s)**" means all demands, claims, actions, or proceedings made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent;

"**Claim Amount**" has the meaning ascribed to it in Clause 8.4(a);

"**Claim Notice**" has the meaning ascribed to it in Clause 8.4(a);

"**Claimant(s)**" has the meaning ascribed to it in Clause 12.1(a);

"**Closing**" means successful completion of each of the actions set out in Clause 5.2;

"**Closing Date**" has the meaning ascribed to it in Clause 3.4;

"**Closing Disclosure Letter**" means the disclosure letter, in relation to the Business Warranties, to be provided by the Promoters to the Purchaser as on the Closing Date, and only with respect to any developments that have occurred between the date of Execution Disclosure Letter and which shall be issued in form acceptable to the Purchasers and in accordance with the terms of this Agreement;

"**Completion Accounts**" has the meaning ascribed to it in Part A of **Schedule IV** (*Seller Conditions Precedent*);

"**Confidential Information**" has the meaning ascribed to it in Clause 9.1(c);

"**Control**" (including, with its correlative meanings, the terms "Controlled by" or "under common Control with") means (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than half of the directors; or (b) the possession, directly or indirectly, of a voting interest or shareholding in excess of 50% (fifty per cent) in a Person;

"**Consideration Shares**" has the meaning as ascribed to it in Clause 2.2(b)(ii);

"**CP Satisfaction Notice**" has the meaning ascribed to it in Clause 3.2;

"**Deposit Amount**" has the meaning ascribed to it in Clause 8.4(a);

"**Disclosure Letter**" shall collectively mean the Execution Disclosure Letter and the Closing Disclosure Letter;

"**Dispute**" has the meaning ascribed to it in Clause 12.1(a);

"**Dispute Reference**" has the meaning ascribed to it in Clause 12.1(a);

"**Effective Date**" has the meaning ascribed to it in Clause 2.2(e);

"**Encumbrance**" means: (i) any form of legal or equitable interest in the nature of any charge, mortgage, debenture, pledge, lien, hypothecation, assignment, title retention, right to acquire, option, or other charge of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person; (ii) any voting agreement, option, right of first offer or refusal, preemptive rights or any other security interest of any kind, restrictions or limitation, purchase agreement, any preference arrangement (including title transfers and retention arrangements or otherwise); (iii) any other encumbrance or similar condition whatsoever or an agreement to do any of the foregoing or any other arrangements having similar effect; and (iv) any power of attorney creating an encumbrance and any adverse claim as to title, possession or use. The terms "**Encumber**" and "**Encumbered**" will be construed accordingly;

"**Equity Shares**" means fully paid-up equity shares of the Company of a par value of INR 10 (Indian Rupees Ten) each;

"**Escrow Agreement**" has the meaning ascribed to it in Clause 5.2(b);

"**Escrow Amount**" has the meaning ascribed to it in Clause 5.2(b);

"**Escrow Period**" has the meaning ascribed to it in Clause 5.2(b);

"**Execution Disclosure Letter**" means a disclosure letter, in relation to the Warranties, to be provided by the Sellers to the Purchasers as on the Execution Date, which shall be issued in form acceptable to the Purchasers and in accordance with the terms of this Agreement;

"**Existing Agreements**" means the following agreements:

(a) Investment Agreement dated January 31, 2017 entered into by and amongst NYLIM Jacob Ballas India Holdings IV ("**NYLIM**"), Jacob Ballas Capital India Private Limited ("**JBC**"), CCL , CRSL and the Company; and

(b) Investment Agreement dated May 30, 2017 entered into by and amongst Evolvence India Fund II Ltd ("**EIF**"), CCL, CRSL and the Company.

"**Existing Guarantees**" has the meaning ascribed to it in Clause 5.3(a);

"**FFMC Licence**" means the Full Fledged Money Changer license issued by the Reserve Bank of India to the Company;

"**Final Net Cash**" means the sum total of net current assets, and deposits including deposits with airports and lessors and licensors of premises as on the Accounts Date and as arising from the Completion Accounts computed in the same manner of calculating the Accounts Date Net Cash set out in **Schedule VIII** (*Computation of Accounts Date Net Cash*);

"**Financial Year**" means the period commencing on April 1 and ending on March 31 in the subsequent calendar year;

"**First Seller Conditions Precedent**" shall refer to each of the conditions referred to in Part A of **Schedule IV** (*Seller Conditions Precedent*) to be fulfilled by the Sellers prior to Closing Date;

"**First Seller CP Completion Notice**" has the meaning ascribed to it in Clause 3.2;

"**First Seller CP Satisfaction Notice**" has the meaning ascribed to it in Clause 3.2;

"**Fundamental Warranties**" means the representations and warranties provided by all the Sellers as set out in Part A of **Schedule VII** (*Warranties*);

"**Fully Diluted Basis**" means that the calculation will be made assuming that any and all outstanding stock options and other options, warrants, debentures and other securities convertible into or exercisable or exchangeable for Equity Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and Equity Shares have been issued and allotted pursuant, thereto;

"**Governmental Authority**" means any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other law, rule or regulation making entity having or purporting to have jurisdiction on behalf of the Republic of India or United States of America or Singapore or under any other applicable jurisdiction, as applicable to the relevant Party;

"**Indemnified Party**" means the Person making the claim for Indemnification under Clause 8.1;

"**Indemnifying Party**" means the Person against whom the claim for Indemnification is made under Clause 8.1;

"**Indemnity Events**" means an event giving rise to Claim under Clause 8.1;

"**Information**" has the meaning ascribed to it in Clause 9.1;

"**Intellectual Property**" means intellectual property owned, used or licensed (as licensor or licensee) and includes without limitation, any registered or unregistered trademarks, copyrights, patents, know-how, trade secrets, confidential information or proprietary information, proprietary processes (including, without limitation, business processes), customer lists, software (including all owned software and all subsisting third party software licenses), technical information, data, databases (including but not limited to customer data, sales data, etc.), process technology, plans, formulae, algorithms, models, drawings and blue prints, all rights in internet web sites and internet domain names, all applications for registration any of the foregoing and the right to apply for them in any part of the world in connection with the foregoing, whether negotiable or not, that is deployed, employed or used by the Company in relation to the Business as at the Execution Date and at the Closing Date;

"**Licenses**" means any authorization, license, registration, permit, approval, consent, no-objection or permission, granted or issued by any Governmental Authority.

"**Long Stop Date**" has the meaning ascribed to it in Clause 3.5;

"**Loss(es)**" means any and all direct damages, losses, liabilities, Claims, fines, fees, penalties, judgments, awards and interest including any monetary liability, imposed under any award, writ, order (whether by a court, judicial or quasi-judicial authority), judgment, decree or direction passed or made by any Governmental Authority or arbitration tribunal (including a sole arbitrator), actual out-of-pocket expenses, fees and expenses of legal counsel, accountants and other experts and does not include any indirect or consequential damages, losses or liabilities (including any loss of profits, business opportunity, goodwill or reputation);

"**Mediating Members**" has the meaning ascribed to it in Clause 12.1(a);

"**Observer**" has the meaning ascribed to it in Clause 4.1(a);

"**OANDA**" means the website www.oanda.com;

"**Person**" means any individual, sole proprietorship, unincorporated association, body corporate, corporation, company, partnership, limited liability company, joint venture, Governmental Authority, trust or any other entity or organisation;

"**Prohibited Investor**" has the meaning ascribed to it under paragraph 4.5 of **Schedule VII** (*Warranties*);

"**Protective Period**" has the meaning ascribed to it in Clause 4.1;

"**Purchase Consideration**" means (i) the Base Purchase Consideration of US$ 175,000,000 (United States Dollars One Hundred Seventy Five Million) payable to the Sellers in the manner as provided in Clause 2.2 (b) (*Base Purchase Consideration*); and (ii) Additional Consideration in the manner provided in Clause 2.2(c) (*Additional Consideration*) payable to the Sellers for the Transfer of the Sale Shares;

"**Purchaser Conditions Precedent**" shall refer to all the conditions set out in **Schedule V** (*Purchaser Conditions Precedent*);

"**Purchaser CP Completion Notice**" has the meaning ascribed to it in Clause 3.2;

"**Purchaser CP Satisfaction Notice**" has the meaning ascribed to it in Clause 3.2;

"**Purchaser Directors**" has the meaning ascribed to it in Clause 5.2(f)(iii);

"**Purchaser Warranties**" shall refer to the warranties to be provided by the Purchasers as set forth in **Schedule VI** (*Purchaser Representations and Warranties*);

"**Registration Statement**" has the meaning ascribed to it under Clause 5.6;

"**Relative**" will have the meaning ascribed to it in Section 2(77) of the Act;

"**Respondent(s)**" has the meaning ascribed to it in Clause 12.1(a);

"**ROC**" means Registrar of Companies of the relevant jurisdiction;

"**Sale Shares**" means 6,789,434 (Six Million Seven Eighty Nine Thousand Four Hundred and Thirty Four) Equity Shares representing 100% (One Hundred percent) of the Share Capital as on the Execution Date;

"**Second Seller Conditions Precedent**" shall refer to each of the conditions referred to in Part B of **Schedule IV** (*Seller Conditions Precedent*) to be fulfilled by the Sellers prior to Closing Date;

"**Second Seller CP Completion Notice**" has the meaning ascribed to it in Clause 3.3;

"**Second Seller CP Satisfaction Notice**" has the meaning ascribed to it in Clause 3.3;

"**SEC**" shall have the meaning ascribed to it under Clause 5.6;

"**Seller Conditions Precedent**" shall collectively refer to the First Seller Conditions Precedent and Second Seller Conditions Precedent;

"**Share(s)**" mean(s) Equity Shares, or shares of any class of capital stock (equity, preference or otherwise) of the Company (as the case may be), and any convertible bonds, warrants, stock options and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity security or shares of any class of capital stock;

"**Shareholder(s)**" mean(s) and refers to the Sellers or any other Person holding Shares whose name is entered in the Register of Members of the Company;

"**Share Capital**" means the total issued, subscribed and paid-up share capital of the Company (on a Fully Diluted Basis);

"**Tax**" means all taxes, duties, charges, fees, levies, cess or other similar assessments, including without limitation in relation to: (a) income, services, gross receipts, ad valorem, professional, municipal, interest, expenditure, imports, gift, sales, withholding, employment, imposed by any Governmental Authority; and (b) any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to, or incurred in connection with any such Tax;

"**Tax Authority**" means any Governmental Authority responsible for collecting Tax and also includes without limitation, any court, tribunal or other authority that is competent to impose or require the imposition of Tax in the Republic of India;

"**Tax Returns**" shall have the meaning as ascribed to it under paragraph 13.1(e) of **Schedule VII** (*Warranties)*;

"**Tax Warranties**" has the meaning ascribed to in Clause 8.7(c)(ii);

"**Third Party Claim**" has the meaning ascribed to it in Clause 8.5;

"**Third Party Claim Amount**" has the meaning ascribed to it in Clause 8.5;

"**Third Party Claim Notice**" has the meaning ascribed to it in Clause 8.5;

"**Third Party Deposit Amount**" has the meaning ascribed to it in Clause 8.5;

"**Transaction**" has the meaning ascribed to it in Recital E;

"**Transaction Documents**" means this Agreement, and all such other documents as may be executed by any of the Sellers, CCL, the Purchasers and the Company to give effect to or in relation to the Transaction contemplated hereunder;

"**Transfer**" means, with respect to any ownership interests, (either directly or indirectly) to sell, gift, give, assign, transfer, transfer any interest in trust, amalgamate, merge or suffer to exist (whether by operation of law or otherwise) or to create any Encumbrance on, any such ownership interests or any right, title or interest therein or otherwise dispose of in any manner whatsoever, voluntarily or involuntarily, or to agree or commit to do any of the foregoing;

"**Transition Date**" shall have the meaning ascribed to it under Clause 5.3(b)(ii); and

"**Warranties**" mean a collective reference to the Fundamental Warranties and the Business Warranties as set out in **Schedule VII** (*Warranties*).

1.2. **Interpretation**

In this Agreement,

(a) any reference to any statute or statutory provision will include:

(i) all subordinate legislation made from time to time under that provision (as amended, modified, re-enacted or consolidated); and

(ii) such provision as from time to time amended, modified, re-enacted or consolidated (whether before or after the Execution Date) to the extent such amendment, modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement and (to the extent liability thereunder may exist or can arise) will include any past statutory provision (as from time to time amended, modified, re-enacted or consolidated) which the provision referred to has directly or indirectly replaced;

(b) any reference to the singular will include the plural and vice-versa;

(c) any references to the masculine, the feminine and the neuter will include the others;

(d) any reference to "INR", "Rs." or "Rupees" means the lawful currency of the Republic of India from time to time and any reference to "USD" means the lawful currency of the United States of America;

(e) any reference to "knowledge", "information", "belief" or "awareness" (or any similar expression) of any Person will be deemed to mean the knowledge, information, belief or awareness of such Person which a prudent person would have had or held, as to the matters at hand. It is clarified that any reference to "knowledge", "information", "belief" or "awareness" (or any similar expression) of the Promoters and/or the Company shall mean the knowledge, information, belief or awareness of the Promoters and/or Mr. T C Guruprasad and/or Mr. Kumud Mohanty;

(f) the recitals, schedules, exhibits, and annexures form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement will include any recitals, schedules, exhibits and annexures to it. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the schedule, exhibit or annexure, in which the reference appears;

(g) references to this Agreement or any other document will be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;

(h) the expression "this Clause" will, unless followed by reference to a specific provision, be deemed to refer to the whole Clause (not merely the sub Clause, paragraph or other provision) in which the expression occurs;

(i) headings to Clauses, parts and paragraphs of annexures are for convenience only and do not affect the interpretation of this Agreement;

(j) the words "include", "including" and "in particular" will be construed as being by way of illustration or emphasis only and will not be construed as, nor will they take effect as, limiting the generality of any preceding words;

(k) any reference to books, files, records or other information or any of them means books, files, records or other information or any of them in any form or in whatever medium held including paper, electronically stored data, magnetic media, film and microfilm;

(l) the terms "hereof", "herein", "hereby", "hereto", "hereinafter" and derivative or similar words refer to this entire Agreement;

(m) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(n) in the event any of the amounts payable under the Agreement have been agreed in USD, such amounts will be paid in USD. In the event any other amount is determined to be payable in the INR equivalent, then for the purposes of determining the corresponding amount of USD payable thereof, the USD amount will be calculated basis the USD-INR bid rate prevailing on the day prior to the date of payment (as published on OANDA), (alternatively the previous day closing rate of USD-INR from Thomson Reuters India); and

(o) this Agreement is a joint product of the Parties and any rule of statutory interpretation interpreting agreements against a Party primarily responsible for drafting this Agreement will not be applicable to this Agreement.

2. PURCHASE OF SHARES AND CONSIDERATION

2.1. Purchase of Sale Shares:

(a) Subject to the fulfilment (or waiver in accordance with Clause 3.6 (*Waiver of Conditions*)) of the Seller Conditions Precedent and Purchaser Conditions Precedent,

to the satisfaction of the Purchasers and the Sellers respectively, the Purchasers along with their nominees hereby agree and undertake to purchase, from the Sellers, the Sale Shares as described in **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*)) and each of the Sellers hereby severally agree and undertake to sell its respective Sale Shares to the Purchasers, in consideration of the Purchase Consideration, free and clear of all Encumbrances, along with all rights, title, interests and benefits appertaining thereto (including the right to receive all dividends and distributions in respect of the Sale Shares) with effect from the Closing Date.

(b) On the Closing Date, the Parties will take the actions provided under Clause 5.2.

(c) Upon the consummation of Closing, the Sale Shares will collectively represent 100% (One Hundred percent) of the Share Capital of the Company on a Fully Diluted Basis.

2.2. **Consideration**:

(a) Upon the terms and subject to the conditions set out in this Agreement and in consideration of the mutual rights and obligations of the Parties hereunder, the Sellers have agreed to Transfer the Sale Shares to the Purchasers in lieu of the Purchase Consideration.

(b) **Base Purchase Consideration**

An amount of US$ 175,000,000 (United States Dollars One Hundred Seventy Five Million only) ("**Base Purchase Consideration**") shall be payable by the Purchasers to the Sellers in the following manner:

(i) US$ 115,000,000 (United States Dollars One Hundred Fifteen Million only) will be payable by Purchaser 2 or its assignee, to the Sellers in cash ("**Base Price Consideration**"), subject to Clause 2.2(d) (*Deduction of Taxes*), in the proportion provided in Part A of **Schedule III** *(Break-up of the Sale Shares and Base Purchase Consideration)*; and

(ii) allotment and issuance of such number of common stock, par value $0.10 per share ("Ebix Stock"), of Purchaser 1 which are of an aggregate value of US$ 60,000,000 (United States Dollars Sixty Million only) as on the Closing Date ("**Consideration Shares**") to CRSL in the manner set out in Part A of **Schedule III** *(Break-up of the Sale Shares and Base Purchase Consideration)*. It is clarified that the number of Consideration Shares to be issued to CRSL shall be determined on the basis of average traded price of Ebix Stock on the NASDAQ Global Markets on the Closing Date. Alternatively, Purchaser 1, may at its own discretion, notify in writing CRSL, at least 4 Business Days prior to the Closing Date, indicating that the Purchaser 2 or its assignee shall pay an amount of US$ 60,000,000 (United States Dollars Sixty Million only) in cash to CRSL as set out in Part B of **Schedule III** *(Break-up of the Sale*

Shares and Base Purchase Consideration) on the Closing Date instead of Purchaser 1 issuing the Consideration Shares to CRSL. In such case the entire Purchase Consideration including the Base Purchase Consideration of US$ 175,000,000 (United States Dollars One Hundred Seventy Five Million only) shall be paid as cash into the accounts of the respective Sellers, subject to Clause 2.2(d) (*Deduction of Taxes*).

(c) **Additional Consideration**

(i) Without prejudice to Clause 2.2(b) (*Base Price Consideration*), on the Closing Date, the Purchaser 2 shall also remit an amount of US$ equivalent of INR 300,000,000 (Indian Rupees Three Hundred Million only) ("**Additional Consideration**"), subject to any adjustments in accordance with Clause 2.2(c)(ii) and Clause 2.2(d) (*Deduction of Taxes*), to the Sellers' bank accounts in respect to the transfer of the Sale Shares in the Company in proportion to the Sale Shares held by them as provided in **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*).

(ii) Within 5 (Five) days of the receipt of the Completion Accounts and the Final Net Cash determined by the Promoters, the Purchasers shall complete their review of the Completion Accounts and shall verify the Final Net Cash determined by the Promoters. If pursuant to the Completion Accounts, the Final Net Cash determined by the Promoters and as agreed by the Purchasers is less than or more than the Accounts Date Net Cash, then the Additional Consideration shall be adjusted by such amount of shortfall or excess. It is clarified that adjustments shall be made only if there is a variation of plus or minus 3% (Three percent) between the Accounts Date Net Cash and Final Net Cash. Accordingly, such adjusted Additional Consideration shall be paid to the Sellers on the Closing Date, in proportion to the Sale Shares held by them as provided in **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*), as provided under Clause 5.2(a).

(d) **Deduction of Taxes.**

Notwithstanding any provision of this Agreement to the contrary, the Purchasers will be entitled to deduct and withhold from the Base Price Consideration, Additional Consideration (subject to any adjustments) and any other consideration amount payable by the Purchasers in cash such amounts as may be required by any Applicable Law to be deducted and withheld with respect to the making of all payments of Taxes. However, with regard to withholding taxes for NYLIM and EIF, they shall provide a written tax opinion from their independent tax advisors to Purchaser 2 as provided in para 9 of Part A of Schedule IV (First Seller Conditions Precedent) and the Purchasers shall accept and act in accordance with the tax opinion provided by NYLIM and EIF pursuant to para 9 of Part A of Schedule IV (First Seller Conditions Precedent) to the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts will be treated for all

purposes as having been paid to such Seller.

(e) **Transfer of Economic Interest**

The effective date for the transactions contemplated under this Agreement is April 1, 2018 ("**Effective Date**"). The Parties hereby agree and acknowledge that on and from the Effective Date, all the economic interest in the Company arising in the ordinary course of business including all revenues, costs, profits and losses shall accrue to the Purchasers. Further, it is clarified that the profits and losses incurred in the ordinary course of business and the current assets accrued to or accruing to the Company after the Accounts Date shall be to the account of the Purchaser(s).

3. CONDITIONS PRECEDENT TO CLOSING

3.1. The purchase of the Sale Shares by the Purchasers on the Closing Date is subject to fulfillment of the following: (i) by the Sellers of the Seller Conditions Precedent (to the extent not specifically waived in accordance with Clause 3.6 (*Waiver of Conditions*)) to the sole satisfaction of the Purchasers; and (ii) by the Purchasers of the Purchaser Conditions Precedent (to the extent not specifically waived in accordance with Clause 3.6 (*Waiver of Conditions*)) to the sole satisfaction of the Sellers.

3.2. The Promoters shall, within 5 (Five) days from the date on which the last of the First Seller Conditions Precedent (as required to be fulfilled) stands fulfilled, furnish a letter to the Purchasers stating that all the First Seller Conditions Precedent (as applicable) have been completed ("**First Seller CP Completion Notice**"). Such First Seller CP Completion Notice will be accompanied by duly authenticated or certified copies of all the necessary documents evidencing such fulfilment. The Purchasers shall within 5 (Five) days of the receipt of the First Seller CP Completion Notice furnish a letter to the Promoters stating its satisfaction or dis-satisfaction to the First Seller CP Completion Notice and confirm upon verification the Final Net Cash determined by the Promoters ("**First Seller CP Satisfaction Notice**"). The Purchasers will, within 5 (Five) days from the date on which the last of the Purchaser Conditions Precedent (as required to be fulfilled) stands fulfilled, furnish a letter to the Promoters stating that all the Purchaser Conditions Precedent (as applicable) have been completed ("**Purchaser CP Completion Notice**"). Such Purchaser CP Completion Notice will be accompanied by duly authenticated or certified copies of all the necessary documents evidencing such fulfilment. The Promoters shall within 5 (Five) days of the receipt of the Purchaser CP Completion Notice furnish a letter to the Purchasers stating its satisfaction or dis-satisfaction to the Purchaser CP Completion Notice ("**Purchaser CP Satisfaction Notice**").

3.3. The Promoters will, within 5 (Five) days from the date on which the last of the Second Seller Conditions Precedent to Closing (as required to be fulfilled) stands fulfilled, furnish a letter to the Purchasers stating that all the Second Seller Conditions Precedent (as applicable) have been completed ("**Second Seller CP Completion Notice**"). Such Second Seller CP Completion Notice will be accompanied by duly authenticated or certified copies of all the necessary documents evidencing such fulfilment. The Purchasers will within 5 (Five) days of

the receipt of the Second Seller CP Completion Notice furnish a letter to the Promoters stating its satisfaction or dis-satisfaction to the Second Seller CP Completion Notice ("**Second Seller CP Satisfaction Notice**").

3.4. The Parties agree that the date, not being a date later than 10 (Ten) Business Days from the issuance of the Second Seller CP Satisfaction Notice, subject to the Purchasers having issued the Purchaser CP Satisfaction Notice, will be the date for Closing of the Transaction ("**Closing Date**") and the Parties will accordingly proceed with the Closing in accordance with Clause 5 (*Closing and Post Closing Actions*) below.

3.5. If any of the Seller Conditions Precedent or Purchaser Conditions Precedent, as the case may be, (other than those as have been specifically waived in accordance with Clause 3.6 (*Waiver of Conditions*)) is not satisfied, on or prior to the expiry of 60 (Sixty) days from the Execution Date, or such extension thereto as the Purchasers and the Promoters may mutually agree to ("**Long Stop Date**"), the Purchasers or the Promoters will have the right to terminate this Agreement in accordance with Clause 10.3 (*Termination Prior to Closing Date*). The Parties agree to extend the Long Stop Date by 30 (Thirty) days if the delay in completion of the Seller Conditions Precedent or Purchaser Conditions Precedent is due to delay caused in obtaining any regulatory approvals for the consummation of the Transaction. In the event of the Purchasers or Promoters providing notice for termination of this Agreement pursuant to the foregoing, this Agreement will forthwith automatically terminate and will have no effect and the Parties will be released from any and all obligations and liability under or in connection with this Agreement.

3.6. **Waiver of Conditions.** Notwithstanding anything contained elsewhere in the Agreement, the Purchasers or the Promoters shall have the right at its/their sole discretion to waive any of the Seller Conditions Precedent or the Purchaser Conditions Precedent respectively, upon a written request from the Company and/or the Sellers or the Purchasers, respectively. The Purchasers or the Promoters may also in lieu of performance of any part of the Seller Conditions Precedent or Purchaser Conditions Precedent, as the case may be, prior to the Closing, require that such remainder of the Seller Conditions Precedent or Purchaser Conditions Precedent, as the case may be, be treated as a post-closing obligation of the relevant Party and be performed within such period, as the other Party may direct.

4. CONDUCT OF BUSINESS DURING PROTECTIVE PERIOD

4.1. Conduct of Business During Protective Period

During the period beginning from the Execution Date and continuing until the Closing Date ("**Protective Period**"),

(a) The Purchaser 1 shall be entitled to appoint 1 (One) non-voting observer to the Board ("**Observer**"). The Observer shall have the right to receive all notices provided to the Board members and be entitled to attend and speak at all meetings of the Board or committees thereof. The Observer shall not be considered for quorum purposes and shall not be entitled to vote with respect to any resolution proposed to be passed by

the Board.

(b) None of the Sellers shall undertake any action(s) that would constitute a breach of any of the Fundamental Warranties.

(c) The Company will not and the Promoters shall ensure that the Company does not without the prior written permission of the Purchaser 1 (other than as may be required to give effect to the Transaction Documents or Applicable Law):

(i) conduct the Business in any manner which is not in accordance with Applicable Law or the ordinary course of business consistent with past practices;

(ii) create or allow the creation of any Encumbrance on or any Transfer of any nature whatsoever of any of the Assets, rights and/or benefits in connection with the Business other than in the ordinary course of business consistent with past practices;

(iii) enter into any transactions with a related party in connection with its business, other than on an arms' length basis;

(iv) incur any capital expenditure or liability on any account whatsoever exceeding INR 5,000,000 (Indian Rupees Five Million) other than pursuant to day to day business operations of the Company and as approved by the Board;

(v) make any distribution of dividends or any distribution of capital of any other kind;

(vi) issue, or agree to issue, any Shares or options, warrants or other rights to purchase any Shares or split, consolidate or subdivide the Share Capital or redeem or purchase any Shares;

(vii) modify, amend or restate the Charter Documents of the Company;

(viii) reconstitute the Board by appointing or removing directors;

(ix) allow the Transfer or creation of Encumbrance on the Sale Shares;

(x) commence or settle any litigations or disputes or Claims in relation to the Business;

(xi) make or accept or allow the making or acceptance of any capital contributions to, or investments in, any other Person;

(xii) write off any receivables, advances, deposits or loans payable by any Person exceeding an amount of INR 500,000 (Indian Rupees Five Hundred Thousand only);

(xiii) issue monetary or other bonuses to employees otherwise than in the ordinary course of business;

(xiv) neither the Company nor any of the directors, officers, employees or agents, will solicit, or participate in negotiations or discussions or provide confidential or non-public information with respect to, any other investment in, or an acquisition of, the Company or any similar transaction;

(xv) Transfer of any part of the Business or any asset sale technology license, merger, reorganization or other form of business combination and its subsidiaries' business;

(xvi) do or permit to be done anything which would constitute a breach of any of the Warranties;

(xvii) avail of any new borrowing or create or agree to create any new financial Indebtedness in the books of the Company in excess of INR 5,000,000 (Indian Rupees five million only) (whether in aggregate or separately);

(xviii) make any changes to the accounting policies adopted and used by it as on the Accounts Date;

(xix) file any application for liquidation, insolvency or winding up of the Company or any of its undertakings;

(xx) hiring of any employees, other than replacement hiring in place of an existing position which has become vacant due to resignation of the employee, involving a cost to company greater than INR 1,000,000/- (Indian Rupees One Million only) per annum; and

(xxi) not agree or otherwise commit to take any of the actions described hereinabove.

5. CLOSING / POST CLOSING ADJUSTMENTS / REGISTRATION STATEMENT

5.1. Closing will take place on the Closing Date at a time and place that is jointly agreed in writing between the Purchasers and the Promoters or electronically through the exchange of documents over e-mail.

5.2. On the Closing Date, the following shall be conducted in the sequence and manner set forth below:

(a) (A) In the event Purchaser 1 has not given its notice to CRSL indicating that the Purchaser 2 shall pay a cash consideration in lieu of the Consideration Shares, as provided in clause 2.2(b)(ii), the Purchaser 2 (or its assignee) will at Closing (i) pay the Base Price Consideration and Additional Consideration, subject to any adjustments, by way of wire transfer, to the respective bank accounts of the relevant Sellers in the proportion set out in Part A of **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*).; (ii) Purchaser 1 shall issue and allot Consideration Shares to CRSL as set out in Part A of **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*); OR (B) in the event Purchaser 1 has given its notice to CRSL indicating that the Purchaser 2 (or its assignee) shall pay cash consideration in lieu of the Consideration Shares as provided in Clause 2.2(b)(ii) the Purchaser 2 (or its assignee) will pay (i) the Base Price Consideration; (ii) US$ 60,000,000 (United States Dollar Sixty Million only); and (iii) the Additional Consideration (subject to any adjustments) as set out in Part B **Schedule III** (*Break-up of the Sale Shares and Base Purchase Consideration*), by way of wire transfer, to the respective bank accounts of the relevant Sellers to be credited to the Seller's account on Closing. The necessary details of the bank accounts of the Sellers will be communicated to the Purchaser 2, at least 7 (Seven) days prior to the Closing Date.

(b) In the event the entire Purchase Consideration is paid to the Sellers in cash, then out of the relevant portion of the Purchase Consideration due to CRSL an amount of INR 30,000,000 (Indian Rupees Thirty Million only) and an amount equivalent to any outstanding tax demand on the Company as appearing on the portal /website of Income-tax Department (Central Board of Direct Taxes) on the Closing Date ("**Escrow Amount**") shall be deposited in an escrow account to be maintained with an escrow agent for a term of 12 (Twelve) months from the Closing Date ("**Escrow Period**") in lieu of any Losses arising out of the specific indemnity items listed in **Schedule IX** (*Specific Indemnity Items*). The detailed terms for the escrow arrangement shall be provided in an escrow agreement to be executed among the Purchasers and CRSL.

(c) Each Seller will deliver (i) the executed delivery instruction slips to its depository participant instructing it to debit the corresponding Sale Shares and credit into the DEMAT Account of the Purchasers or its nominees /custodian; (ii) deliver to the Purchasers a copy of such delivery instruction slip along with due acknowledgement /email confirmation from such Seller's depository participant; and (iii) deliver a confirmation from the depository participant that the Sale Shares have been credited to the depository account of the Purchaser(s) as confirmed by the Purchaser(s) or its assignee eventually buying the Sale Shares.

(d) redacted stamped and executed (except for Purchasers' signatures) share transfer forms (i.e. Form SH-4); and (b) the original share certificates, in respect of such number Sale Shares held by each of them respectively.

(e) The Purchasers, CRSL and JBC shall deliver to each other, such waivers, undertaking, consents and other documents as the required for the filing of Form FC-TRS for the Transfer of Sale Shares from CRSL and JBC to the relevant Purchasers,

(f) The Promoters will cause the Company to convene a meeting of the Board to adopt the necessary resolutions for the following:

(i) approving and taking on record the Transfer of the Sale Shares from the Sellers to the Purchasers (and/or its nominee), subject to the receipt of FC-TRS acknowledgment certificate by the Authorised Dealer for the Transfer of Sale Shares from CRSL and JBC to the relevant Purchasers;

(ii) entering the Purchasers' names in the register of members of the Company as the owner of the Sale Shares; and providing a certified true copy of such register to the Purchasers;

(iii) appointment of [redacted] nominees of the Purchasers as directors on the Board ("**Purchaser Directors**") and recording the name of the Purchaser Directors in the register of directors, and the Purchasers shall provide all documents in respect of each of the Purchaser Directors for the purpose of their appointment;

(iv) record the resignation of the following directors, and recording such resignation in the register of directors:

a. [redacted]
b.
c.
d.
e.

(g) CRSL and JBC will file Forms FC-TRS for Transfer of Sale Shares from CRSL and JBC to the relevant Purchasers; and Company will file the relevant forms with respect to appointment of the Purchaser Directors and resignation of the current directors (including Form DIR-12 along with supporting forms).

15.3. **Post Closing Actions**

(a) **Existing Guarantees.** The Purchasers shall ensure that within 30 (Thirty) days from the Closing Date, any bank guarantee, debt authority letter, letter of comfort or other guarantee/ collateral provided by the Promoters or its Affiliates with respect to the Company ("**Existing Guarantees**") which remains in effect after the Closing Date are released/novated and the Promoters and the relevant Affiliate are discharged of any liabilities with respect to such Existing Guarantees. The Purchasers undertake and guarantee to the Promoters that the Purchasers shall, on and from the Closing

Date, in the event of receipt of any call on the Existing Guarantees, discharge such liability, upon demand without any demur or protest in full satisfaction thereof, and provide evidence thereto. The Purchasers undertake and guarantee to the Promoters to furnish evidence of release of all Existing Guarantees within 15 (Fifteen) days from the date on which such Existing Guarantees have been released/novated.

(b) **Trademarks.**

(i) Except as provided in Clause 5.3(b)(ii) below, the Purchasers hereby confirm, undertake and shall ensure that on and from the Closing Date, neither the Company nor the Purchasers shall have any right, title or interest whatsoever in or to, or right to use (i) any of the trademarks listed in Part A of **Schedule X** (*Intellectual Property*) (collectively, the "**Centrum Marks**"); or (ii) any trademarks: (a) consisting of or incorporating the Centrum Marks; or (b) confusingly similar to the Centrum Marks. The Purchasers undertake to as soon as reasonably practicable after the Closing Date and in any event no later than 6 (Six) months from the Closing Date or December 31, 2018 whichever is later, procure that the name of the Company to the extent that it uses, consists of or incorporates any of the Centrum Marks is changed to a name which does not consists of any of Centrum Marks or is confusingly similar to the Centrum Marks. The Promoters hereby agree that they shall continue to provide the right to use the Centrum Marks to the Company pursuant to the Trademark License Agreement dated March 24, 2017 executed by and between CCL and the Company ("License Agreement") until the Transition Date and shall not do any act which affects the use to the Centrum Marks by the Company during the said period.

(ii) Notwithstanding the provisions contained in Clause 5.3(b)(i) above, the Company shall not have the right to use the Centrum Marks or any domain names listed in Part B of **Schedule X** including any reference to Centrum Marks for a period beyond 6 (Six) months from the Closing Date or December 31, 2018 whichever is later ("**Transition Date**"). In the event the Company needs to continue using the Centrum Marks or the other domain names referred to above beyond the Transition Date due to delays by Governmental Authorities in approving the change in the business name of the Company, despite the prompt and best efforts of the Purchasers, the Promoters shall consider to extend the Transition Date beyond December 31, 2018.

5.4. Closing shall be deemed not to have occurred unless all such actions contemplated by this Agreement to be consummated at the Closing (other than the actions mentioned in Clause 5.3 (*Post Closing Actions*)) are duly completed, and all documents and items delivered at Closing pursuant to this Clause 5 (*Closing and Post Closing Items*) (other than the documents and items mentioned in Clause 5.3) will be deemed to occur simultaneously.

5.5. Upon the Transfer of the Sale Shares by the Purchasers, on the Closing Date, the shareholding pattern of the Company will be as set out in **Part II of Schedule II** (*Shareholding Pattern*).

5.6. In the event the Purchaser 1 has not given its notice to CRSL indicating that the Purchasers shall pay a cash consideration in lieu of the Consideration Shares, as provided in clause 2.2(b)(ii)then the Purchaser 1 shall, upon issuance and allotment of the Consideration Shares to CRSL, file with the Unites States Securities and Exchange Commission (the "**SEC**") as soon as reasonably practicable after the Closing Date, which filing is currently planned to occur on the first business day after the Closing Date (assuming that CRSL have provided Purchaser 1 with the selling shareholder information required to be included therein), a registration statement (a "**Registration Statement**") on Form S-3 or other appropriate form with respect to the resale of the shares of the common stock, par value $0.10 per share, of Purchaser 1 that will be issued to CRSL at the Closing, in order to register the resale by CRSL of the Consideration Shares under the United States Securities Act of 1933, as amended (the "**Securities Act**").

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

6.1. Each of the Purchasers represent and warrant to the Sellers, as on the Execution Date and at the Closing Date that the Purchaser Warranties are true, and correct. Each Purchaser Warranty shall be construed as a separate representation and warranty and shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty. Each of the Purchasers further undertake to notify the Sellers and CCL (in writing) promptly, if it becomes aware of any fact, matter or circumstance which would result in any of the Purchaser Warranties given by such Purchasers, becoming untrue or misleading in any respect. It being understood that such notification by the Purchasers will not amount to an exception to and qualify the Purchaser Warranties.

7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1. Each Seller severally, represents and warrants to the Purchasers that as on the Execution Date, and at the Closing Date, that the Fundamental Warranties in so far as it relates to such Seller and the Sale Shares of which such Seller is the beneficial owner are true and correct. Each Fundamental Warranty shall be construed as a separate representation and warranty and shall not be limited or restricted by reference to or inference from the terms of any other Fundamental Warranty. Each Seller further undertakes to notify the Purchasers (in writing) promptly, if it becomes aware of any fact, matter or circumstance which would result in any of the Fundamental Warranties given by such Seller, becoming untrue or misleading in any respect. It being understood that such notification by a Seller will not amount to an exception to and qualify the Fundamental Warranties.

7.2. Each Promoter, jointly and severally, represents and warrants to the Purchasers that as on the Execution Date, and at the Closing Date, that the Business Warranties are true, and correct. Each Business Warranty shall be construed as a separate representation and warranty and shall not be limited or restricted by reference to or inference from the terms of any other Business Warranty. The Promoters further undertake to notify the Purchasers (in writing)

promptly, if they become aware of any fact, matter or circumstance which would result in any of the Business Warranties given by the Promoters, becoming untrue or misleading in any respect. It being understood that such notification by the Promoters will not amount to an exception to and qualify the Business Warranties.

7.3. The Sellers acknowledge that the Purchasers are entering into this Agreement on the basis of and in reliance upon the Warranties.

7.4. **Disclosure Letter**

(a) Each of the Sellers will deliver the Disclosure Letters applicable to the Warranties made by such Seller in the Agreed Form to the Purchasers along with with all requisite data and documents as may be requested by the Purchasers to fully comprehend the disclosures in such Disclosure Letter.

(b) All information contained or referred to in the Disclosure Letters will be treated to have been disclosed against the specific Warranties only to the extent it is fully disclosed with sufficient explanation and detail to identify the nature and scope of the matters disclosed.

(c) Each disclosure made in the Disclosure Letter will be made with respect to a specific Warranty or Warranties. The disclosures made in the Disclosure Letter will form exceptions to, and qualify only those Warranties against which the disclosures are specifically disclosed. A disclosure which is specified in the Disclosure Letter with respect to a specific Warranty or Warranties will not be deemed to be a disclosure for the purposes of all relevant Warranties and provisions of the Agreement. Notwithstanding anything to the contrary under this Agreement, no disclosure under the Disclosure Letter or in this Agreement or in any other manner howsoever shall operate as an exception to or as a qualification against any of the Fundamental Warranties, specific indemnity items listed in **Schedule IX** (*Specific Indemnity Items*) and/or operate to dilute or prejudice the indemnification obligations of the Sellers in respect of any of the specific indemnity items listed in **Schedule IX** (*Specific Indemnity Items*).

8. **INDEMNIFICATION**

8.1. **Promoters Indemnity.** Each Promoter ("**Indemnifying Party**") hereby agrees to severally and jointly indemnify, defend and hold harmless the Purchasers, the Company and/ or their respective directors, officers, employees (collectively, the "**Indemnified Party**"), from and against all Losses suffered or incurred by the Indemnified Party, on account of (i) any misrepresentation, inaccuracy and/or breach by the Indemnifying Party of any of its covenants, undertakings, or Business Warranties and Fundamental Warranties with respect to the relevant Indemnifying Party; (ii) any fraud, gross negligence or wilful misconduct by a Promoter; (iii) any act or omission of the Promoter and/or the Company for a period prior to the Execution Date including but not limited to Losses arising out of non-compliance with

Applicable Laws; and (iv) the specific indemnity items listed in **Schedule IX** (*Specific Indemnity Items*) ("**Indemnity Events**").

8.2. **Other Sellers Indemnity**. Each Other Seller, respectively hereby agree to severally indemnify, defend and hold harmless the Indemnified Parties, from and against all Losses suffered or incurred by the Indemnified Party, on account of a misrepresentation, inaccuracy and/or breach by the Other Seller of any of their respective covenants, undertakings, or Fundamental Warranties of or made by such Other Seller. To the extent the Other Seller is an indemnifying party, the provisions of this Clause 8 (*Indemnification*) (as may be relevant) will apply *mutatis mutandis*. For the avoidance of doubt, it is clarified that (a) the Other Sellers shall not be liable for and shall not indemnify the Purchaser in respect of a breach of any covenant or Warranty by any Other Seller (except itself) and/or the Promoters and/or the Company (b) the Other Sellers shall not be liable for and shall not indemnify the Purchaser in respect of a breach of the Business Warranties.

8.3. **Purchaser Indemnity.** Each Purchaser hereby indemnifies and agrees to indemnify, defend and hold the Sellers harmless and indemnified, against all Losses suffered or incurred by the Sellers, on account of any breach by the Purchasers of any of their covenants, undertakings, Purchaser Warranties contained herein. To the extent the Purchasers are an indemnifying Party, the provisions of this Clause 8 (*Indemnification*) (as may be relevant) will apply *mutatis mutandis*.

8.4. **Claim Notices and Payment**

(a) In the event that an Indemnified Party has a Claim against the Indemnifying Party for a Loss above, the Indemnified Party will promptly notify the Indemnifying Party in writing of such Claim, which written notice ("**Claim Notice**") will also include: (i) a description of the facts and circumstances giving rise to a Loss, and (ii) if possible at that time, the aggregate amount being claimed with respect to the Loss ("**Claim Amount**"). If the Indemnified Party is required to deposit any sums of money ("**Deposit Amount**") with any Governmental Authority or court of appropriate jurisdiction by virtue of Applicable Law, in relation to such Claim, then such deposits will be made by the Indemnifying Party (unless such Claim is referred by the Indemnifying Party for resolution in terms of Clause 12 (<u>*Dispute Resolution*</u>) as per Clause 8.4(b) below). In the event, the Deposit Amount is refunded to the Indemnified Party, then the Indemnified Party shall forthwith but in no event later than 10 (Ten) Business Days of receipt of the Deposit Amount, refund the Deposit Amount (along with any interest received by the Indemnified Party on the Deposit Amount) to the Indemnifying Party.

(b) On receipt of such Claim Notice from the Indemnified Party, the Indemnifying Party shall within 30 (Thirty) days therefrom pay to the Indemnified Party the Claim Amount specified in the Claim Notice or refer the Claim for resolution in terms of Clause 12 (<u>*Dispute Resolution*</u>).

8.5. **Third Party Claim and Payment**

In the event any Claim is asserted by any party other than the Parties, which results in a Loss, for which indemnification is sought by the Indemnified Party (a "**Third Party Claim**") from the Indemnifying Party, then the Indemnified Party or the Company (as relevant), will notify the Indemnifying Party in writing of the Third Party Claim (the "**Third Party Claim Notice**"), as soon as reasonably possible, which notice will also set forth: (a) a description of the facts and circumstances giving rise to the Third Party Claim, and (b) (if possible at that time) the aggregate amount being claimed with respect to the Loss ("**Third Party Claim Amount**"). The Indemnifying Party may, by notice in writing to the Indemnified Party within 30 (Thirty) days of receipt of the Third Party Claim Notice, dispute the Third Party Claim and refer the Third Party Claim for resolution in terms of Clause 12 (*Dispute Resolution*) and in such situation will not have any right to participate in the defence of the Third Party Claim. On the other hand, if the Indemnifying Party chooses not to dispute the Third Party Claim, then upon receipt of such Third Party Claim Notice from the Indemnified Party, the following shall apply:

(a) The Indemnifying Party shall be entitled, by notice in writing to Indemnified Party within 30 (Thirty) days of receipt of the Third Party Claim Notice, to participate jointly with the Indemnified Party in the defence of the Third Party Claim at its own cost and expense. It is clarified that in the event, the Indemnifying Party elects to participate in the defence of the Third Party Claim, then no decision in relation to the defence of the Claim including settlement thereof shall be taken without the prior written consent of the Indemnifying Party.

(b) The Parties agree to cooperate with each other in connection with the defence, negotiation or settlement of any Third Party Claim including providing reasonable access to documents and records in their control or possession relating to the Third Party Claim and reasonable access to employees of the Company.

Notwithstanding the foregoing, if at any time the Indemnified Party is required to deposit any sums of money with any Governmental Authority or court of appropriate jurisdiction by virtue of Applicable Law, in relation to such Third Party Claim ("**Third Party Deposit Amount**"), then such deposits will be made by the Indemnifying Party (unless such Third Party Claim is referred by the Indemnifying Party for resolution in terms of Clause 12 (*Dispute Resolution*)). In the event, the Third Party Deposit Amount is refunded to the Indemnified Party, then the Indemnified Party shall forthwith but in no event later than 10 (Ten) Business Days of receipt of the Third Party Deposit Amount, refund the Third Party Deposit Amount (along with any interest received by the Indemnified Party on the Third Party Deposit Amount) to the Indemnifying Party.

8.6. **Maximum Liability**

It is hereby agreed that the aggregate liability of the Promoters under this Clause 8 (*Indemnification*) (other than for a breach of the Fundamental Warranties) will not exceed

75% (Seventy Five Percent) of the Purchase Consideration actually received by the Promoters on the date that such liability arises, under any circumstances whatsoever. It is hereby agreed that the aggregate liability of the Sellers under this Clause 8 (*Indemnification*) (in respect of a breach of the Fundamental Warranties) will not exceed an amount equivalent to the relevant amount of Purchase Consideration actually received by the Sellers, respectively, on the date that such liability arises, under any circumstances whatsoever.

8.7. **Limitation of Liability**

The liability of the Promoters for breach of the Warranties (other than a breach of the Fundamental Warranties) under this Clause 8 (*Indemnification*) shall be subject to the following limitations:

(a) The Promoters shall not be liable in respect of any Claim or Third Party Claim arising under this Clause 8 (*Indemnification*) unless the amount of the liability pursuant to that single Claim exceeds INR 1,000,000 (Rupees One Million only);

(b) Subject to Clause 8.7(a) above, the Promoters shall be liable to make payments in respect of any Claim or Third Party Claim arising under this Clause 8 (*Indemnification*) only when the aggregate amount of the liability of the Sellers for all Claims or Third Party Claim not prohibited by sub-clause (a) above exceeds INR 5,000,000 (Indian Rupees Five Million only). It is further clarified that where the liability agreed or determined in respect of all Claims or Third Party Claim not prohibited by sub-clause (a) under this Agreement exceeds INR 5,000,000 (Indian Rupees Five Million only), the Promoters shall be liable to make payment of the full amount of any and all Claims or Third Party Claims (including the initial INR 5,000,000 (Indian Rupees Five Million only) along with any excess liability that arises from such Claims or Third Party Claims);

(c) The Promoters shall not be liable in respect of any Claim or Third Party Claim unless the Sellers receive from the Purchasers written notice containing such details as are then available of the matter giving rise to any Claim or Third Party Claim prior to:

(i) in the event of any misrepresentation in, inaccuracy in or breach of any of the Warranties under this Agreement, other than the Fundamental Warranties and Tax Warranties (*as defined hereinafter*), 2 (Two) years from the Closing Date; and

(ii) in the event of any misrepresentation in, inaccuracy in or breach of any of the Warranties at paragraph 13 of Part B of **Schedule VII** (*Warranties*) ("**Tax Warranties**"), 7 (Seven) years from the Closing Date.

(d) The Company or the Promoters shall not be liable in respect of any Claim or Third Party Claim arising under this Clause where such Claim or any breach giving rise to such Claim has been waived by the Purchasers in writing.

8.8. Notwithstanding the foregoing, the limitations set forth in 8.6 (*Maximum Liability*) and 8.7 (*Limitation of Liability*) above in so far as they are applicable to the Promoters, shall not apply for Losses arising in relation to of (i) any misrepresentation, inaccuracy and/or breach of Fundamental Warranties with respect to the relevant Seller; (ii) any fraud, gross negligence or wilful misconduct by the relevant Seller; and (iii) specific indemnity items listed in Schedule IX (*Specific Indemnity Items*).

8.9. With the exception to the disclosures made in the Disclosure Letter and all agreements executed by the Company with airport operators in respect of operating foreign exchange outlets within airport premises, which have not been appended to the Disclosure Letter for reasons of confidentiality, (a) the Purchasers shall be entitled to claim in the event of a breach of any of the Warranties, or if such Warranty is untrue or is misleading notwithstanding that the Purchasers could have reasonably discovered the fact of a breach or inaccuracy on or before Closing; (b) no information relating to the Company or its Business of which the Purchasers have knowledge (actual or constructive) and no investigation by or on behalf of the Purchasers shall prejudice any Claim (including Third Party Claim) made by the Purchasers in respect of breach or inaccuracy of any of the Warranties or operate to reduce any amount recoverable in respect of such Indemnity Events; and (c) it shall not be a defence to any Claim against the warrantors that the Purchasers knew or ought to have known relating to the circumstances giving rise to such Claim.

9. CONFIDENTIALITY AND NON-COMPETE OF THE PROMOTERS

9.1. **Confidentiality**.

(a) Each Party will keep all information relating to each other Party and this Agreement (collectively referred to as the "**Information**") confidential. As used herein, the term "Information" will include all technical, business, and research information, including but not limited to all technical know-how, processes, business plans, market information, distribution information, and marketing plans, disclosed in writing, orally, electronically or visually, pertaining to the subject matter identified above.

(b) Nothing in this Clause 9.1 (*Confidentiality*) will restrict any Party from disclosing Information:

(i) to the extent that such Information is in the public domain other than by breach of this Agreement;

(ii) to the extent that such Information is required to be disclosed by any Applicable Law or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(iii) in so far as it is disclosed to the employees, directors or professional advisers of such Party including the Affiliates of such Party, provided that such Party will procure that such Persons treat such Information as confidential;

(iv) to the extent that any of such Information is/are later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

(v) to the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto;

(vi) to any of its respective shareholders, investors and potential /prospective investors; and / or

(vii) to the extent that any information, materially similar to the Information, will have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

(c) Notwithstanding anything to the contrary in this Agreement, the Sellers note and confirm that upon completion of the sale of the Sale Shares and at all times thereafter, all information pertaining to the Company, its know-how, business, its management and conduct of day-to-day affairs, its employee-related information, financial information, whether past, current or projected, all particulars related to its vendors, customers, contractors, all business plans, whether past, present or proposed etc. shall be confidential information of the Company ("**Confidential Information**") and all of the foregoing shall accordingly constitute proprietary data and sensitive information of the Company to the extent that such information is not otherwise publicly available. Accordingly, the Sellers warrant and undertake that each of them shall at all times keep confidential, any Confidential Information which is in their possession or which they have or had or could have reasonably be expected to have access to in relation of the Company or in relation to the clients, business or affairs of the Company and that they shall not use or disclose, suggest or advise whether directly or indirectly, such information to any person except with the prior written consent of the Company and the Purchasers.

9.2. **Non-Compete of the Promoters**

(a) The Promoters hereby agree and undertake that they shall not for a period of 5 (Five) years from the Closing Date, either directly, indirectly through their/its Affiliates, on their own behalf or on behalf of any other Person in India, without the prior written consent of the Purchasers:

(i) carry on any endeavour, activity or business which is same or similar, in whole or in part, to the business conducted by the Company or the subsidiaries in accordance with the AD-2 /FFMC license, as applicable, as on the Closing Date;

(ii) hire, employ, offer employment to, retain the services of in any capacity whatsoever, solicit or persuade or attempt to solicit or persuade any of the key management personnel employed by the Company or its subsidiaries on the Execution Date, to terminate his/her relationship with the Company or its Subsidiaries;

(iii) solicit any customer of the Company or its Subsidiaries for business that would persuade any Person which is a client/customer of the Company or its subsidiaries, to cease doing the business in accordance with the AD-2 /FFMC license, as applicable, or to reduce the amount of business which any such Person has customarily done with the Company or its Subsidiaries in connection with the Business of the Company or its subsidiaries.

(b) The Promoters agree that the Purchase Consideration payable to them is adequate consideration for the non-competition obligations contained in this Clause 9.2 (*Non-Compete of the Promoters*). The Promoters agree and acknowledge that the restrictions contained in this Clause 9.2 (*Non-Compete of the Promoters*) are considered reasonable for the legitimate protection of the Business and goodwill of the Company and the Purchasers.

(c) The Parties recognise that in the event of the breach by the Promoters of the terms and conditions of this Clause 9.2 (*Non-Compete of the Promoters*), to be performed by the Promoters, the Purchasers shall be entitled, if it so elects, to claim any remedy available under Applicable Law to enforce the provisions of this Clause 9.2 (*Non-Compete of the Promoters*).

10. TERM AND TERMINATION

10.1. This Agreement will become effective on the Execution Date and will continue to remain valid and subsisting, unless terminated in accordance with this Clause 10 (*Term and Termination*) or as provided otherwise within this Agreement.

10.2. This Agreement may be terminated, at any time, by mutual consent between the Parties.

10.3. **Termination prior to Closing Date.**

(a) At any time prior to the Closing, the Purchasers will be entitled to terminate this Agreement immediately by giving a written notice to the Sellers if any of the events as set out below occur:

(i) Any of the Seller Conditions Precedent (other than such as has been waived in writing by the Purchasers) is not satisfied on or prior to Long Stop Date; or

(ii) A breach of any of the Warranties or covenants by the Sellers and/or the Company.

(b) At any time prior to the Closing, the Promoters will be entitled to terminate this Agreement immediately by giving a written notice to the Purchasers if any of the events as set out below occur:

(i) Any of the Purchaser Conditions Precedent (other than such as has been waived in writing by the Sellers) is not satisfied on or prior to Long Stop Date; or

(ii) A breach of any of the Purchaser Warranties or covenants by the Purchasers.

10.4. **Consequences of Termination**

In case of termination for any reason set out in Clause 10 (*Term and Termination*), this Agreement will forthwith become null and void and there will be no liability or obligation on the Parties (or any of their respective Affiliates) against each other, except for:

(a) any liability for that Party's antecedent breach of its obligations under this Agreement occurring prior to such termination; and

(b) such rights obligations and liabilities as are by their nature intended to survive termination of this Agreement.

10.5. **Survival on Termination**

It is hereby agreed and acknowledged by the Parties that the provisions of Clause 1 (*Definitions and Interpretation*), Clause 7 (*Representations and Warranties of the Sellers*), Clause 8 (*Indemnification*), Clause 9 (*Confidentiality and Non-Compete of the Promoters*), Clause 10 (*Term and Termination*), Clause 11 (*Governing Law and Jurisdiction*), Clause 12 (*Dispute Resolution*) and Clause 13 (*Miscellaneous*) will survive the termination or expiration of this Agreement. It is clarified that only those provisions of Clause 7 (*Representations and Warranties*) will survive Termination which are required to enforce a Party's rights under any of the other provisions of this Agreement that survive Termination pursuant to this Clause 10.5 (*Survival on Termination*).

11. GOVERNING LAW AND JURISDICTION

11.1. This Agreement will be governed by and construed in accordance with the laws of India. Subject to Clause 12 (*Dispute Resolution*) below, courts at New Delhi will have the exclusive jurisdiction in respect of any matter or dispute connected with this Agreement.

12. DISPUTE RESOLUTION

12.1. **Mediation and Arbitration**

(a) Any dispute or Claim involving the Sellers or any of them on one hand and the Purchasers (and after the Closing Date, the Company) on the other hand and arising out of or in connection with or relating to this Agreement or the breach, termination

or invalidity hereof ("**Dispute**"), which cannot be finally resolved by such Parties by amicable negotiation and conciliation within 30 (Thirty) Business Days of the arising of a Dispute, or such extended period as such Parties involved in the Dispute may agree, will first be referred to 1 (One) representative of the Promoters and 1 (One) officer or representative of the Purchasers ("**Mediating Members**") with suitable degree of seniority and with the authority to resolve the Dispute ("**Dispute Reference**") or where any of the Other Sellers is a party to the Dispute to 1 (One) representative of the Other Seller and 1 (One) officer or representative of the Purchasers. Within 30 (Thirty) Business Days of the Dispute Reference, the Mediating Members will convene at least one face-to-face meeting at such time and such place as may be mutually agreed upon by such Mediating Members in order to negotiate in good faith, a fair and commercially reasonable resolution of the Dispute. If the Mediating Members, negotiating in good faith, are unable to resolve and settle the Dispute within 30 (Thirty) Business Days after the Dispute Reference, then the Dispute will be referred at the request in writing of any disputing Party(ies) ("**Claimant(s)**") by way of a notice to the other disputing Party(ies) ("**Respondent(s)**") to binding arbitration by a sole arbitrator mutually appointed by the Claimant and the Respondent ("**Arbitrator**"), in accordance with the arbitration rules of the Singapore International Arbitration Centre, for the time being in force which rules are deemed to be incorporated by reference in this Clause.

(b) All arbitration proceedings will be conducted in the English language and the seat of arbitration will be New Delhi, India and venue of arbitration will be Singapore. The arbitrator will decide any such Dispute strictly in accordance with the governing law specified in Clause 11.1 (*Governing Law and Jurisdiction*).

12.2. **Costs**

The costs and expenses of the arbitration, including the fees of the arbitration and the Arbitrator, will be borne equally by each Party to the Dispute and each Party will pay its own fees, disbursements and other charges of its counsel, except as may be determined by the Arbitrator. The Arbitrator will have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

12.3. **Final and Binding**

Any award made by the Arbitrator will be final and binding on each of the Parties that were parties to the Dispute.

13. **MISCELLANEOUS**

13.1. **Notices**

(a) Any notice provided for in this Agreement will be in writing and will be: (i) first transmitted by email, and then confirmed by postage, prepaid registered post with

acknowledgement due or by internationally recognized courier service; or (ii) sent by postage, prepaid registered post with acknowledgement due or by internationally recognized courier service:

In the case of notices to the **Purchaser 1**:

redacted

[redacted]

(b) All notices will be deemed to have been validly given on: (i) the Business Day immediately after the date of confirmation of transmission recorded on the sender's computer or email server in case of email transmission; or (ii) in case (i) does not apply, the expiry of 7 (Seven) Business Days after posting, if sent by post.

(c) Either Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving all the other Parties not less than 10 (Ten) Business Days' prior written notice.

13.2. **Further Assurances**

The Parties to this Agreement will, from time to time, execute and deliver all such further documents and do all acts and things as the other Party may reasonably require to effectively carry on the full intent and meaning of this Agreement, and to complete the transactions contemplated hereunder. If an approval or consent is required from a Governmental Authority to fulfil the obligations of either Party under this Agreement, the relevant Party will, in good faith, exercise its best efforts to obtain the relevant approval or consent and the other Party will co-operate and render all assistance necessary for the procurement of such approval or consent.

13.3. **Amendments**

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof will be valid or binding unless made in writing and duly executed by or on behalf of the Parties.

13.4. **Assignment**

This Agreement and the rights and liabilities hereunder will bind and inure to the benefit of the respective successors/assignees of the Parties hereto. Except to the extent expressly

permitted within this Agreement, the Parties will not assign or Transfer any of their rights and liabilities hereunder to any Person without the prior written consent of the other Parties.

13.5. **Specific Performance**

The Parties agree that damages may not be an adequate remedy and the Parties will be entitled to an injunction; restraining order; right for recovery; suit for specific performance; or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation, or enforce the performance of the covenants, representations and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Parties may have at law or in equity, including without limitation a right for damages.

13.6. **Severability**

Each and every obligation under this Agreement will be treated as a separate obligation and will be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable, the Parties will endeavour to amend such articles as may be necessary to make the provision or provisions valid and effective. If any provision of this Agreement or the application thereof to any Person or circumstance will be invalid or unenforceable to any extent for any reason including by reason of Applicable Law or any other laws as may be applicable to the Purchasers, the remainder of this Agreement and the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by Applicable Law. Any invalid or unenforceable provision of this Agreement will be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the invalid and unenforceable provision.

13.7. **Cost and Expenses**

Each of the Parties shall bear on its own legal and others costs involved in the execution of the Transaction. Parties understand that no stamp duty is payable on Transfer of Shares of the Company, as the shares are in dematerialised form.

13.8. **Co-operation**

The Sellers and the Company agree to co-operate with the Purchasers and its authorised representatives and advisers and render such reasonable assistance, documentation, information and attendance at meetings as may be reasonably required if any filings or submissions are made to the Governmental Authorities for the consummation to the Transaction.

13.9. **Announcements**

Neither Party will make, and nor will it permit any of its respective directors, employees, officers, or Affiliates to make any public announcement about the subject matter and contents of this Agreement or operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with other Parties.

13.10. **Rights of Third Parties**

Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated by this Agreement.

13.11. **Reservation of Rights**

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement will in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement will not be construed as a waiver or acquiescence of any right under or arising out of this Agreement, or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

13.12. **Independent Rights**

Except as stated in this Agreement, each of the rights of the Parties hereto under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights will not prejudice or constitute a waiver of any other right of the Party, whether under this Agreement or otherwise. None of the rights and remedies herein provided are exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of, or otherwise in respect of any inaccuracy or breach of any representation, warranty or agreement or failure to fulfil any condition will in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any Claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

13.13. **Change in Law**

If any of the provisions of this Agreement is rendered void or incapable of implementation due to change in Applicable Law or any other laws as may be applicable to the Purchasers, then the Parties will negotiate in good faith and replace such void/ un-implementable provisions with such new provisions which resemble the original understanding of the Parties as closely as possible and are not in conflict with the Applicable Law or any other laws as may be applicable to the Purchasers.

13.14. **No Partnership**

Nothing in this Agreement will be deemed to constitute a partnership between the Parties or constitute any Party as the agent of any other Party for any purpose or entitle any Party to commit or bind any other Party in any manner or give rise to fiduciary duties by one Party in favour of the other.

13.15. **Entire Agreement**

This Agreement along with the other Transaction Documents referred to herein constitute the entire agreement of the Parties relating to the subject matter hereof and supersedes all the documents entered between the Parties and/ or their respective Affiliates. The Sellers and the Company hereby acknowledge and agree that the Existing Agreements shall stand terminated with effect from the Closing Date, including any provisions that survive the termination thereof.

13.16. **Counterparts**

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, and all such counterparts taken together will be deemed to constitute one and the same instrument. Delivery of an executed counterpart via facsimile or electronic mail in portable document format (.pdf) will constitute delivery of an originally signed counterpart hereto.

(SIGNATURE PAGES FOLLOW)

SCHEDULE I
OTHER SELLERS

S. No.	Name of Shareholders	No. of Equity Shares	Percentage of Shareholding
1.	NYLIM Jacob Ballas India Holdings IV	960,327	14.14%
2.	Jacob Ballas Capital India Private Limited	50,544	0.74%
3.	Evolvence India Fund II ~~Limited~~ Ltd	252,718	3.72%

SCHEDULE II

SHAREHOLDING PATTERN

PART I
As on Execution Date

S. No.	Name of Shareholders	Equity Shares	% holding (up to two decimal points)
A	**Promoters**		
1.	Centrum Retail Services Limited	5,525,845	81.39%
B	**Other Sellers**		
2	NYLIM Jacob Ballas India Holdings IV	960,327	14.14%
3	Jacob Ballas Capital India Private Limited	50,544	0.74%
4	Evolvence India Fund II ~~Limited~~ Ltd	252,718	3.72%
	Total	**6,789,434**	**100%**

PART II
As on Closing Date

S. No.	Name of Shareholders	Equity shares (of INR 10 each)	% holding (approx.)
1	Ebix, Inc. and / or Ebix Singapore and its nominees	6,789,434	100.00%
	Total	**6,789,434**	**100.00%**

SCHEDULE III

BREAK-UP OF THE SALE SHARES AND BASE PURCHASE CONSIDERATION

PART A

S. No.	Name of Shareholders	Shareholding Percentage	Base Price Consideration (in US$)	% of Consideration Shares
1	Centrum Retail Services Limited	81.39%	8,24,30,559	100%
2	NYLIM Jacob Ballas India Holdings IV	14.14%	24,752,759	NIL
3	Jacob Ballas Capital India Private Limited	0.74%	1,302,789	NIL
4	Evolvence India Fund II ~~Limited~~ Ltd	3.72%	6,513,893	NIL
		100.00%	115,000,000	100%

PART B

S. No.	Name of Shareholders	Shareholding Percentage	Base Price Consideration (in US$)	Share / Cash Consideration (in USD) at the option of Purchaser 1
1	Centrum Retail Services Limited	81.39%	8,24,30,559	60,000,000
2	NYLIM Jacob Ballas India Holdings IV	14.14%	24,752,759	NIL
3	Jacob Ballas Capital India Private Limited	0.74%	1,302,789	NIL
4	Evolvence India Fund II ~~Limited~~ Ltd	3.72%	6,513,893	NIL
		100.00%	115,000,000	60,000,000

SCHEDULE IV

SELLER CONDITIONS PRECEDENT

PART A
FIRST SELLER CONDITIONS PRECEDENT

1. The Company and the Sellers (as may be applicable to such Seller) shall have provided to Purchaser 1 the necessary resolutions authorizing the Company and/or the Sellers to execute the Transaction Documents and to undertake the Transaction set out in this Agreement.

2. The Company shall have provided to the Purchasers, a certificate from a Chartered Accountant detailing the fair market value of the Sale Shares calculated in accordance with the pricing guidelines issued by the Reserve Bank of India.

3. The Company and the Promoters shall have obtained the necessary governmental and regulatory approvals under Applicable Laws as well as approvals from private airport operators, if any, that may be required from the relevant Governmental Authorities (including but not limited to Reserve Bank of India, private airport operators) for the execution of the Transaction Documents and effecting the Transaction.

4. The Company and the Promoters shall have obtained the necessary consents/waivers under the Existing Investment Agreements for the purposes of execution of Transaction Documents and undertaking the transactions contemplated therein.

5. Each Seller shall have issued a no-claims letter certifying that they do not have any pending or future Claims against the Company under the Existing Investment Agreements.

6. CRSL and JBC shall have each procured a certificate from an independent chartered accountant in form and manner acceptable to Purchaser 1 and its advisors that there are no Tax Claims against or any outstanding Tax dues payable to the Governmental Authorities by any of the Sellers.

7. CRSL shall provide the Purchaser 1 with a copy of the application submitted to the Income Tax Authorities to procure a certificate under section 281 (ii) of the Income Tax Act, 1961 in relation to the Shares held by CRSL and JBC respectively.

8. Each of NYLIM and EIF shall provide a copy of the valid TRC issued by the Mauritius tax authorities evidencing that each of them is a tax resident of Mauritius for entire financial year (1 April to 31 March) in which Closing takes place;

9. Each of NYLIM and EIF, who are not resident in India, shall procure and provide written tax opinion from their independent tax advisors to Purchaser 2 from any of the big four tax advisors or Dhruva Advisors with regard to capital gains tax and withholding taxes exemptions/ applicability of lower tax rate in India under this Transaction and the same

would be acceptable to the Purchasers and the Purchasers will act in accordance with such tax opinion.

10. The Sellers and the Purchasers shall have finalised the depository slips to be submitted to the depository participant of the Company and CRSL, JBC and Purchasers shall have finalised the documents to be submitted along with Forms FC-TRS for the Transfer of their respective Sale Shares.

11. The Promoters have delivered to the Purchasers the certified true copies of the consolidated audited financial statements consisting of the balance sheet and profit and loss statement of the Company and its Subsidiaries for the Financial Year ending the Accounts Date ("**Completion Accounts**") along with the Final Net Cash determined by the Promoters in accordance with the procedure set out in **Schedule VIII** (*Computation of Accounts Date Net Cash*). The Promoter Seller will also provide the opening balance sheet of the Company to the Purchasers based on the net realisable / market value of the assets, for consolidation in the books of the Purchasers as opening balance sheet of the Company.

PART B

SECOND SELLER CONDITIONS PRECEDENT

1. The Company and the Promoters shall have procured a legal opinion from the Company's and Promoters' counsel on the following matters: (i) that the Company and the Promoters have necessary authority to execute the Transaction Documents and the Transaction Documents, when executed by the Company; (ii) the necessary corporate resolutions are passed, as per Charter Documents of the Company and the Promoters for the Transfer of the Sale Shares in accordance with this Agreement; (iii) that there are no consents, approvals, licenses or registrations required under Applicable Law for the validity and enforceability of the Transaction Documents or the consummation of the transactions contemplated thereby and where such consents are required to be obtained by the Company and/or the Sellers, such consents have been duly obtained and are in full force and effect; and (iv) the transactions contemplated under the Transaction Documents are not in violation of Applicable Laws.

2. The Company and each of the Sellers in connection with the Sales Shares held by such Seller shall have ensured that any and Encumbrances created on any of the Sale Shares which are held by such Seller are removed and the Sale Shares held by it shall not be subject to any Encumbrance(s) whatsoever.

3. The Company having conducted its business in the normal course and in accordance with Clause 4 (Conduct of Business during Protective Period) of this Agreement.

4. There being, as of the Closing Date, no breach of the Warranties, as set out in this Agreement.

5. No administrative, investigatory, judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin or seek Losses from any party in connection with any of the transactions contemplated under the Agreement and there being no order, injunction, or other action issued, pending seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement.

6. The drafts of the resolutions to be executed on the Closing Date shall have been in the Agreed Form.

7. Where the Closing does not happen before May 31, 2018, the Company shall have made an application for renewal of the Category II License issued to the Company by the RBI.

8. Pursuant to the application made for renewal of the Category II Licence as mentioned in Para 7 above, the Company shall have obtained from the Reserve Bank of India the renewal of the Category II Licence. It is agreed that this Second Seller Condition Precedent will be applicable only if the Closing does not occur on or before the Long Stop Date or June 30, 2018, whichever is later, and the Long Stop Date has been extended by the Parties as per the terms of this Agreement.

9. The Purchasers and CRSL shall have executed an Escrow Agreement, if required pursuant to Clause 5.2(b).

10. The CRSL, CCL and the Company shall have executed an amendment to the License Agreement, so as to allow the use of the Centrum Marks by the Company until the Transition Date in accordance with Clause 5.3(b)(ii).

SCHEDULE V

PURCHASER CONDITIONS PRECEDENT

1. Each of the Purchasers shall have provided to the Sellers the necessary resolutions authorizing the Purchasers to execute the Transaction Documents and to undertake the Transaction set out in this Agreement.

2. The Purchaser shall procure all regulatory approvals and consents from Governmental Authorities as required under Applicable Laws to be obtained by the Purchasers for the consummation of the Transaction, if applicable.

3. Purchasers shall have provided the Sellers certified true copies of (i) all corporate resolutions authorizing representatives of Purchaser 1 and Purchaser 2, respectively, to execute the Transaction Documents; (ii) all necessary corporate resolutions of the Purchasers, for the acquisition of the Sale Shares and the issuance of the Consideration Shares in accordance with Applicable Laws and in terms of this Agreement, provided Purchaser 1 has not given its notice to CRSL indicating that the Purchasers shall pay a cash consideration in lieu of the Consideration Shares, as provided in clause 2.2(b)(ii); and(iii) a certification signed by each of the Purchasers' officers certifying that there are no proceedings, Claims, actions and/or investigations pending and/or threatened in writing against the Purchasers, which would adversely affect its capacity to perform its obligations under this Agreement or impact the consummation of the Transaction.

4. The Purchasers shall provide the Sellers with a certificate that the investment by it is not in violation of the provisions of the Prevention of Money Laundering Act, 2002 (as amended) or any other law relating to money laundering, as may be applicable to the Purchasers in the form mutually agreed to by the Promoters and Sellers.

5. The Purchasers and CRSL shall have executed an Escrow Agreement, if required pursuant to Clause 5.2(b).

SCHEDULE VI

PURCHASER REPRESENTATIONS AND WARRANTIES

Each of the Purchasers hereby jointly and severally represent and warrant to the Sellers and CCL, as on the Execution Date and the Closing Date, as follows:

1. EXISTENCE AND POWER

Each of the Purchasers are (a) a company duly organised and validly existing under the jurisdiction of its incorporation; (b) has the requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement; (c) except as provided in this Agreement the Purchasers are not required to obtain any approvals from any governmental, statutory, regulatory authorities under Applicable Laws to enter into and perform its obligations under this Agreement; and (d) the person executing this Agreement, has been duly authorised for the same Agreement on behalf of each of the Purchasers.

2. BINDING EFFECT

This Agreement has been duly executed and delivered by each Purchaser and constitutes its legal, valid and binding obligations enforceable against each of them in accordance with its terms.

3. NO BREACH

The entry into and performance by each of the Purchasers of this Agreement will not: (i) breach any provision of its Charter Documents, by-laws or equivalent constitutional documents; or (ii) result in a breach of any Applicable Laws, or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any transaction document to which it is a party.

4. NO INSOLVENCY

Neither Purchaser is insolvent or bankrupt under Applicable Laws, or unable to pay its respective debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no insolvency proceedings with respect to any of the Purchasers and no events have occurred which would justify such insolvency proceedings being commenced.

5. PURCHASER'S FINANCING AGREEMENT

The Purchasers will, at Closing, have in immediately available funds, the necessary cash resources to pay the Purchase Consideration and meet its other obligations under this

Agreement.

6. LITIGATION

There are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other proceedings, Claims, actions and/or investigations pending and/or threatened against any of the Purchasers, which would adversely affect its capacity to perform its obligations under this Agreement. The Purchasers are not subject to any investigation, inquiry, audit or search and has not received any notice or demand from the Securities Exchange Commission, which shall impact the consummation of the Transaction.

7. COMPLIANCE

Purchasers have complied with Applicable Laws, regulations, rules and other stipulations of similar effect relating to anti-money laundering within the relevant jurisdictions. No act or transaction has been effected on behalf of any of the Purchasers, or any of its respective officers, signatories or any other person acting on their behalf which by reason of the signing of this Agreement or will involve a violation of any Applicable Laws, or regulations in the relevant jurisdiction.

8. CONSIDERATION SHARES

8.1. The Purchaser 1 is fully entitled and authorised under Applicable Laws to issue the Consideration Shares free of any Encumbrances and free of any restrictions with respect to trading of the Consideration Shares on NASDAQ. Upon such issue of the Consideration Shares, CRSL shall acquire good, valid and marketable title to the Consideration Shares, absolutely, free and clear from all Encumbrances and without any Claims of any nature whatsoever from any third party or Claim arising out of any matter pending before any Governmental Authority for any reason.

8.2. The Consideration Shares are freely transferable by Purchaser 1 in accordance with the provisions of its Charter Documents. Purchaser 1 is not a party to any agreement or commitment which gives or creates any Encumbrance over or affects the Consideration Shares in any manner and no Claim has been made by any Person to be entitled to any such Encumbrance.

8.3. There is no pending judicial action, suit, proceeding or governmental investigation or enquiry by or before any court or other Governmental Authority at law, in equity or otherwise, against Purchaser 1 or any of their respective properties or assets, that would materially impair the Purchaser 1's ability to issue the Consideration Shares under this Agreement. The Purchaser 1 has not nor has anyone on their behalf done, committed or omitted any act, deed, matter or thing whereby the Consideration Shares can be sequestered, forfeited, or extinguished.

8.4. There are no proceeding(s) pending before the Tax authority nor are there any outstanding Tax demand(s) against Purchaser 1 which could lead to attachment of the Consideration Shares.

8.5. The Consideration Shares upon issuance will be: (a) duly authorized and all corporate and regulatory approvals, in accordance with Applicable Laws have been obtained and in full force and effect; (b) validly issued and fully paid; (c) free and clear of all Encumbrances of any description whatsoever; and (d) will confer good and valid title thereto, upon the holder thereof.

8.6. Upon issue of the Consideration Shares to CRSL in accordance with this Agreement, CRSL will be registered as the sole legal and beneficial owner of the Consideration Shares. The Consideration Shares will rank pari passu with all the other shares and be entitled to all dividends and other distributions to be declared, paid or made by the Purchaser in respect of the shares then in issue.

SCHEDULE VII

WARRANTIES

PART A - FUNDAMENTAL WARRANTIES

All Warranties given in respect of the Company are being made by the Promoters alone and the Other Sellers are not making any Warranties in respect of the Company.

Each of the Sellers hereby severally represents and warrants to the Purchasers solely in respect of itself and the Sale Shares of which it is the beneficial owner (and not for any other Seller nor the Sale Shares the beneficial interest of which vests in any other Seller), as on the Execution Date and the Closing Date, as follows:

1. TITLE TO SALE SHARES

1.1. Each Seller is the absolute legal and beneficial owner of the respective Sale Shares set forth opposite such Seller's name in Part I of **Schedule II**, free of all Encumbrances and third party rights and interests, and has validly acquired and is authorized to validly hold the Sale Shares in the Company and does not own any other Shares, options or other rights to subscribe to, purchase or acquire any Share Capital of the Company from the Company or from any other Seller.

1.2. Each Seller is fully entitled and authorized under the Applicable Law to sell the Sale Shares held by it, in the manner and upon the terms and conditions contained in this Agreement.

1.3. The Sellers have not nor has anyone on their behalf done, committed or omitted any act, deed, matter or thing whereby the Sale Shares can be forfeited or extinguished.

1.4. All the Sale Shares are in dematerialised form and are issued in accordance with the Act and the Charter Documents of the Company and all Taxes have been paid in respect thereof.

1.5. The respective Sale Shares set forth opposite each Seller's name in Part I of **Schedule II** are freely transferable by each Seller in accordance with the terms and conditions of this Agreement and the provisions of the Charter Documents of the Company.

1.6. The Sellers are not parties to any agreement or commitment which gives or creates any Encumbrance over or affects the Sale Shares and no Claim has been made by any Person to be entitled to any such Encumbrance.

1.7. Other than in terms of this Agreement, there is no agreement or commitment to which the Sellers are party, to Transfer any of the Sale Shares for the conversions of any loan or borrowing into equity.

1.8. There is no pending judicial action, suit, proceeding or governmental investigation by or before any court or other Governmental Authority at law, in equity or otherwise, against any of the Sellers or any of their respective Sale Shares, that would materially impair any Sellers' ability to consummate the transactions contemplated by this Agreement.

1.9. For the purposes of Section 281 of the Income Tax Act, 1961, there are no proceeding(s) pending before the Tax Authority nor are there any outstanding Tax demand(s) against any of the Sellers which could lead to attachment of the Sale Shares.

1.10. The Sale Shares being the subject matter of this Transaction: (a) have been duly authorized; (b) are validly issued and fully paid; (b) are free and clear of all Encumbrances or Claims of any description whatsoever; and (d) will confer good and valid title thereto, upon the holder thereof.

1.11. Upon Transfer of the Sale Shares to the Purchasers in accordance with this Agreement, the Purchasers (and/or their nominee(s)) will be registered as the sole legal and beneficial owner of the Sale Shares. The Sale Shares will: (a) carry all of the rights and privileges set forth in this Agreement.

1.12. No charge to Tax will arise on the Company in respect of the Transfer of Sale Shares by the Sellers by virtue (whether alone or in conjunction with any other fault or circumstance) of entering into and/ or consummation of this Agreement.

2. AUTHORITY AND CAPACITY

2.1. Each Seller has the requisite capacity, power and authority and has obtained all requisite permissions, consents and approvals to enter into and to observe and perform this Agreement and to consummate the transactions contemplated hereunder.

2.2. This Agreement will, when executed, constitute legal, valid and binding obligations of each Seller, enforceable against each Seller, in accordance with its terms.

2.3. Except waivers and consents specifically referred to in the Agreement, the Sellers do not require the consent of any Governmental Authority, or any other Person in order to execute, perform and observe the terms of the Agreement.

2.4. The execution, delivery and performance by the Sellers of the Agreement and its compliance with the terms and provisions thereof does not and will not, (a) violate the charter documents of such Seller; (b) contravene any provision of laws applicable to such Seller including Applicable Law, or any order, writ, injunction or decree of any court or tribunal or Governmental Authority to which they are subject; (c) conflict with, result in any breach of, or constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract or permit which is applicable to the Sellers.

2.5. The Sellers have not entered into or agreed to enter into any contract, arrangement, undertaking, commitment or transaction on behalf of the Company or incurred any liabilities

(actual or contingent) on behalf of the Company or otherwise bound the Company in any way whatsoever except in the ordinary course of the Company's business and within the scope of the authority conferred by the Company.

3. INSOLVENCY

3.1. No act of insolvency has occurred in relation to any of the Sellers and/or the Company.

3.2. Neither the Sellers nor any of their assets (including any of their Sale Shares, as applicable) are involved in or subject to any insolvency proceedings.

3.3. Neither the Company nor any of the Sellers is involved in or subject to any insolvency proceedings.

In the event Purchaser 1 has not given its notice to CRSL indicating that the Purchasers shall pay a cash consideration in lieu of the Consideration Shares, as provided in clause 2.2(b)(ii) CRSL hereby represents and warrants to Purchaser 1, as on the Closing Date, as follows:

4. CRSL's INVESTMENT REPRESENTATIONS

4.1. CRSL is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. CRSL is not a "U.S. person" as defined in Section 902 of Regulation S promulgated under the Securities Act. CRSL is acquiring the Consideration Shares for its own account (and not for the account or benefit of any other person, including any U.S. person) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. CRSL has neither received nor was otherwise exposed to or is aware of any general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or of any "directed selling efforts" within the meaning of Rule 902 under Regulation S with respect to the offer or sale of the Consideration Shares.

4.2. CRSL and its professional advisor(s), if any and to the extent requested by CRSL, have been furnished with or have been given access to all materials relating to the business, finances and operations of Purchaser 1 or relating to the Ebix Stock which have been requested by CRSL. CRSL and its professional advisor(s), if any, have been afforded the opportunity to ask questions to Purchaser 1and its officers and have received answers to any such inquiries.

4.3. CRSL understands that the Consideration Shares are being offered in a transaction not involving any public offering within the United States within the meaning of the Securities Act, that the Consideration Shares have not been registered under the Securities Act or the securities laws of any jurisdiction (national, state or other) and so are "restricted securities" (as defined in Rule 144 promulgated under the Securities Act), and that the Consideration Shares cannot be offered, resold, pledged, or otherwise transferred except pursuant to a registration statement that has been declared effective under the Securities Act (and otherwise in compliance with applicable laws) or pursuant to any other available exemptions from the registration requirements of the Securities Act (including as provided by Rule 144

thereunder) and any other applicable laws. CRSL understands that Purchaser 1 and the transfer agent for the Consideration Shares will not be required to accept for registration of transfer any Consideration Shares acquired by CRSL, except upon presentation of evidence, which may include legal opinions, satisfactory to Purchaser 1 and the transfer agent that the foregoing restrictions on transfer have been complied with. CRSL agrees not to engage in hedging transactions with regard to the Ebix Stock unless in compliance with the Securities Act. CRSL further understands that any certificates representing Consideration Shares acquired by CRSL will bear a legend reflecting the substance of this paragraph. CRSL represents and warrants that it will not violate securities law in connection with a resale of the Consideration Shares.

4.4. CRSL (1) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares (and has sought such accounting, legal, and tax advice as CRSL has considered necessary to make an informed investment decision) and is aware that there are material risks incident to the acquisition of the Consideration Shares, including those summarized under "Risk Factors" in Purchaser 1's Form 10-K for the year ended December 31, 2017 filed with the SEC, and (2) in making the decision to acquire the Consideration Shares, CRSL has relied solely upon the express representations and warranties of the Company set forth in this Agreement and independent investigation made by CRSL.

4.5. CRSL: (1) is not a person or entity listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (2) is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control within the United States Department of the Treasury ("OFAC"); (3) is not a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; (4) is not otherwise subject to United States economic or trade sanctions; (5) is not a non-United States shell bank or will make payment from or receive payment to a non-United States shell bank; (6) is not a senior non-United States political figure or an immediate family member or close associate of such figure, or an entity owned or controlled by such a figure; or (7) is not prohibited from investing in the Investor pursuant to applicable United States anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules or orders (each of categories (1) through (7), a "**Prohibited Investor**"). CRSL agrees to provide Purchaser 1, promptly upon request, all information that Purchaser 1 reasonably deems necessary or appropriate to comply with applicable United States anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules and orders. CRSL consents to the disclosure to United States regulators and law enforcement authorities by Purchaser 1 and its affiliates and agents of such information about CRSL as Purchaser 1 reasonably deems necessary or appropriate to comply with applicable United States anti-money laundering, antiterrorist, economic sanctions and asset control laws, regulations, rules and orders. If CRSL is a financial institution that is subject to the Bank Secrecy Act, as amended (31 U.S.C. Section 5311, et. seq.), and its implementing regulations (collectively, the "**Bank Secrecy Act**"), CRSL represents that it has met and will continue to meet all of its respective obligations under the Bank Secrecy Act. CRSL further represents and warrants that the Sale

Shares were legally derived under applicable United States and any applicable foreign law, and were not derived from any activities in any geographic area subject to United States economic or trade sanctions, or with any entity or person subject to such sanctions. CRSL acknowledges that if, following the acquisition of the Consideration Shares by CRSL, the Investor reasonably believes that it is a Prohibited Investor or has invested with funds derived illegally or will use the proceeds of the investment to further illegal activity or refuses to provide promptly information that Purchaser 1 requests, Purchaser 1 has the right or may be obligated to prohibit additional investments, segregate the assets constituting, and/or withhold or suspend distributions to CRSL in respect of, the investment in accordance with applicable regulations or immediately require CRSL to transfer the Consideration Shares. CRSL further acknowledges that neither it nor any person or entity controlling, controlled by or under common control with the Seller, nor any person or entity having a beneficial interest in CRSL, nor any other person or entity on whose behalf CRSL is acting will have any claim against Purchaser 1 or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

4.6. CRSL has completed and delivered to Purchaser 1 the Selling Seller Questionnaire in the form provided by Purchaser 1 to CRSL, for use by Purchaser 1 in preparation of the Registration Statement in accordance with this Agreement, and the answers to such questionnaire are true, correct and complete as of the date hereof and, except as CRSL may otherwise notify Purchaser 1 in writing prior to the effective date of the Registration Statement, shall be true, correct and complete as of the effective date of the Registration Statement. CRSL will notify Purchaser 1 immediately of any material change in any such information provided in such questionnaire occurring prior to the sale of any Consideration Shares by CRSL.

PART B – BUSINESS WARRANTIES

Each of the Promoters hereby jointly and severally represent and warrant to the Purchasers, as on the Execution Date and the Closing Date, as follows:

1. GENERAL

1.1. The Promoters Warranties are given in relation to the Company and each of its Subsidiaries. References in this Part B of **Schedule VII** to the Company shall be construed as including a reference to each subsidiary, unless the context otherwise requires.

2. ORGANISATION AND STANDING

2.1. The Company has been duly incorporated, organised, and is validly existing, under the laws of India.

2.2. The Company has the power and authority to own, lease and operate its Assets and to carry on its Business as currently conducted and as proposed to be conducted.

2.3. Nothing provided in the Charter Documents of the Company impairs its ability to perform and transact this Agreement.

3. DUE AUTHORISATION AND VALIDITY

3.1. The Company has the authority to enter into this Agreement. The execution of this Agreement and the performance of all obligations provided hereunder or thereunder shall constitute legal, valid and binding obligations of the Company.

3.2. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder will not:

(a) violate or conflict with any Applicable Law, consents, approvals from Governmental Authorities or waivers, as the case may be, of any third party or any order of any court or other governmental body, or the Charter Documents of the Company, or the provisions of any contracts entered into by the Company; or

(b) require any consent under any such contract; or

(c) result in the creation or imposition of any Encumbrance or leasing, sub-leasing any of the Assets of the Company; or

(d) terminate or give rise to a right of termination or accelerate or give rise to a right of acceleration of any obligation under any such contract;

4. CORPORATE RECORDS

4.1. All statutory books, minute books, material records and registers prescribed under Applicable Law have been properly maintained by the Company and are kept at their respective corporate/registered office, written up to date and are complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received. All such books, minutes, records and registers are in possession and under the direct control of the Company.

4.2. All returns and particulars, registrations, resolutions and other documents, that the Company is required by Applicable Law (including the Act) to file with or deliver to any relevant Governmental Authority, have been correctly made, duly filed and/ or delivered and there is no outstanding notice from any relevant authority received by the Company as to either of their non-compliance with their obligations as to filings, returns, particulars, resolutions and other documents.

4.3. The Company and its directors have not been declared blacklisted by or declared willful defaulters of any bank in India or in any foreign jurisdiction.

4.4. A copy of the Charter Documents of the Company that have been provided to Purchaser 1 and filed with the ROC are certified true and complete copies. The Company has complied with all the provisions of its Charter Documents of the Company.

4.5. The meetings of the Board and the general meetings of the Company have been held in accordance with the provisions of Applicable Law and the Charter Documents of the Company.

5. SUBSIDIARIES AND INVESTMENT

5.1. As on the Execution Date, the Company has no subsidiaries and is not a party to any joint venture or partnership except as listed below:

Buyforex India Limited
Krish and Ram Forex Pvt Ltd

5.2. As on the Execution Date, the Company does not have any Associate Company.

6. CAPITALIZATION

6.1. The authorised, issued and paid up capital of the Company, as on Execution Date is as follows:

(a) **Authorised Capital**. The authorised capital of the Company is INR 72,500,000 (Indian Rupees Seventy Two Million Five Hundred Thousand) consisting of 7,250,000 (Seven Million Two Hundred and Fifty Thousand) Equity Shares having a par value of INR 10 (Indian Rupees Ten only) each;

(b) **Issued, Subscribed and Paid-Up Share Capital**. The issued and paid up capitalisation of the Company as on the Execution Date and immediately after the Closing are set out in **Schedule II** (*Shareholding Pattern*).

6.2. **Schedule II** (*Shareholding Pattern*) hereto sets forth a true, correct and complete list of all of the Company's Shareholders, the number of Equity Shares held by each Shareholder and each Shareholder's percentage interest in the Company. The Company has not issued any dilution instruments other than the Shares issued and allotted to the Persons mentioned in **Schedule II** (*Shareholding Pattern*) hereto immediately prior to the Closing.

All of the issued and outstanding Shares are issued and allotted in accordance with Applicable Law and are duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights other than as set forth in the Disclosure Letter.

6.3. Upon delivery of the Sale Shares to the Purchasers and payment of the Purchase Consideration, the Purchasers will acquire good, valid and marketable title to the Sale Shares, free and clear of all Encumbrances and/or any pre-emptive rights.

6.4. The Purchasers shall be entitled to receive and retain all dividends declared or paid and all accretions (including, without limitation, bonus and rights shares) which may accrue in respect of the Sale Shares acquired by the Purchasers after the Closing Date.

6.5. There are no outstanding rights, plans, options, warrants, calls, conversion rights, repurchase rights, redemption rights or any contracts, arrangements, requirements or commitments of any character (either oral or written, firm or conditional) obligating the Company to issue, deliver, sell, purchase, repurchase or otherwise acquire, or cause to be issued, delivered, sold, purchased, repurchased or otherwise acquired, any equity securities or any securities exchangeable for or convertible into the foregoing or obligating the Company to grant, extend or enter into any such contract, arrangement, requirement or commitment, nor are there any rights to receive dividends or other distributions in respect of any such securities.

6.6. The Company has not:

(a) at any time redeemed or repaid any part of the Share Capital; and

(b) at any time reduced the Share Capital or passed any resolution for the reduction of the Share Capital.

7. COMPLIANCE WITH APPLICABLE LAWS

7.1. Except as disclosed in the Accounts, the Company, has not done or has not omitted to do anything which in contravention of Applicable Law or the Charter Documents of the Company, giving rise to any fine or penalty (other than late filing fees) and/ or other liability on the part of the Company and no complaints have been received in respect of such matters.

7.2. The Company and the Promoter have not committed or omitted to do any act or thing the commission or omission of which is in contravention of Foreign Exchange Management Act, 1999 and regulations framed thereunder.

7.3. All issuance and/or Transfers of Shares of the Company have been done in accordance with the applicable provisions of the Charter Documents of the Company and Applicable Laws.

7.4. The Company is not engaged in any activity in which foreign investment is restricted or prohibited.

7.5. All applications, forms, letters, returns, particulars, resolutions, statements, registrations and other documents required to be filed with or delivered to the registrar of companies or any other Governmental Authority in respect of the Company have been properly and timely filed (and in case of delayed filings, those that have been made upon payment of additional fees) or delivered as required under Applicable Laws

7.6. As of the Execution Date and the Closing Date, all requisite permits, approvals, grants and authorisations, to the extent applicable, have been obtained by the Company for the purpose of completing the Transaction contemplated under this Agreement and no dispute or

objection has been raised by any Governmental Authority in relation to the transactions contemplated under this Agreement.

8. LICENSES

8.1. The Company has obtained and maintained all Licenses for the conduct of its business as presently conducted and no other Licenses are necessary, advisable or otherwise required to be obtained by the Company for conducting the Business, as presently conducted.

8.2. All Licenses or agreements which have been obtained by the Company, are in its own name, as necessary or required under the Applicable Law to:

(a) own, use, occupy and/ or hold its Assets;
(b) carry on and conduct the Business and activities as now conducted; and
(c) execute, deliver and perform this Agreement;

each of which, to the knowledge of the Promoters, is in full force and effect, and, to the knowledge of the Promoters, the Company has complied with all terms and conditions of those Licenses and nothing has been done or has been omitted to be done, and no event has occurred or condition or state of fact exists which: (a) constitutes (whether with notice, lapse of time and/ or otherwise) a breach or default under any Licenses (based on current Applicable Law and fact) material to the Business which prevents the continuation or renewal of any of those Licenses and results in any of those Licenses being terminated, suspended or revoked.

8.3. There are no outstanding actions, including any investigation, enquiry or proceeding pending against the Company which are likely to result in the suspension, cancellation, refusal, modification or revocation of any of the Licenses of the Company. No outstanding notice of suspension, cancellation, refusal, modification, revocation or non-renewal of any of the Licenses has been received by the Company.

8.4. The Company and its subsidiaries does not carry on any other business which is not otherwise permitted or proscribed to do so under the AD-2 /FFMC license, as applicable, issued by RBI.

9. Business

9.1. All Business being carried on by the Company is of a nature in which foreign direct investment of 100% (One Hundred Per Cent) under the automatic route is permitted under Applicable Law.

9.2. The Company has executed all contracts required for the conduct of the Business as currently conducted and is in compliance with the terms and conditions of such contracts.

9.3. There have been no Claims against the Company alleging any defects in the Company's services or alleging any failure of any of the Company's services to conform to the Company's warranty with respect thereto.

9.4. The Company's liability for breach of warranty is limited to repeat performance of services and the Company has maintained sufficient reserves as disclosed in the Accounts to cover any warranty Claims relating to the services performed prior to the Closing. No service performed by the Company is subject to any warranty or other indemnity beyond the applicable standard terms and conditions.

9.5. The Company does not have any liability (and there is no basis for any Claim against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the performance of any service by the Company.

10. ACCOUNTS AND DEBTORS

10.1. The Accounts:

(a) shall be prepared in accordance with Indian GAAP and Applicable Law;

(b) shall correctly state the Assets and liabilities of the Company and give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company as at the Accounts Date;

(c) shall contain either provisions adequate to cover, or full particulars in notes of, all Taxes and other quantified and contingent liabilities of the Company as at the Accounts Date; and

(d) shall be consistent with the Books and Records of the Company (which, in turn, are true and fair) as at the Accounts Date.

10.2. In the Accounts:

(a) the value attributed to the Assets of the Company shall not exceed its current market value as at the Accounts Date; and

(b) for the period ending as on the Accounts Date, adequate provisions shall have been made as per applicable accounting standards.

10.3. There shall be no change in the accounting policies and principles for preparing the accounts of the Company since inception, except as mentioned in the audited financial report of the relevant Financial Year.

10.4. Since the Accounts Date and until the Closing Date, unless as otherwise agreed in this Agreement :

(a) the business of the Company has been carried on in the ordinary and usual course consistent with past practice, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern, and the Company has not made or agreed to make any payment other than in the ordinary course of business;

(b) no distribution of dividend or distribution of any other kind has been made or paid to its members and no purchase or redemption has been made, directly or indirectly, of the Shares of the Company;

(c) the Company has not issued or granted any options to subscribe/purchase any share or any other security of the Company;

(d) no loans or advances to, guarantees or indemnities for the benefit of, or any investments in, any Person, have been made by the Company other than in the ordinary course of business;

(e) the Company has not, acquired or disposed of, or agreed to acquire or dispose of, any immovable property or capital Asset;

(f) all accounts receivable of the Company, whether or not reflected in the Accounts or on the accounting records of the Company as of the Closing Date (collectively, the "**Accounts Receivable**"), represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business;

(g) there is no contest, Claim, or right of set-off under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

10.5. **Indebtedness, loans and bank accounts**

(a) As on the Accounts Date the Company has no liabilities of any nature accrued or contingent, except for (i) liabilities set forth in the Accounts, and (ii) trade or business liabilities incurred in the ordinary course of business.

(b) As on the Accounts Date the Company has not availed of or been granted any bank or other credit facilities and has no indebtedness (present, future or contingent) except as set forth in the Accounts or sanctioned by the banks or lenders.

(c) As on the Accounts Date except as disclosed in the Accounts, the Company has not provided loans to the employees, Shareholders or directors.

(d) As on the Accounts Date except as disclosed in the Accounts, the Company has not created or agreed to create any security including but not limited to creation of any charge, pledge or any other kind of Encumbrance, on any of the Assets of the Company in favour of any financial institution.

(e) As on the Accounts Date the Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.

11. COMMERCIAL

11.1. Contracts and commitments

(a) The Company is not a party to, and neither the Company nor its Assets are bound or affected by any contract that imposes any non-compete or exclusivity obligations on the Company or restricts Company's freedom to carry on its Business.

(b) All of the subsisting material contracts to which the Company is a party to are valid and the Company is in material compliance with the terms of such agreements. Nothing contained in this Agreement would be in contravention of any of the subsisting contracts to which the Company is a party or by which the Company and/ or any of its Assets are bound or affected.

(c) All material contracts to which the Company is a party to are duly stamped and registered (if applicable).

11.2. All contracts executed by and on behalf of the Company have been executed by persons duly authorized to execute such contracts on behalf of the Company.

11.3. All transactions between the Company and related parties have been carried out on an arm's length basis and in accordance with Applicable Law.

11.4. There are no outstanding Claims or liabilities for breach or alleged breach of any restrictive covenants or any allegations of defamation, against the Company. No party with whom the Company has entered into any material contract or arrangement is in default under such contract.

11.5. Except in the ordinary course of business, in the 12 (twelve) month period immediately preceding the Execution Date, no material customer or material supplier of the Company has ceased to deal or has indicated an intention to not deal with the Company.

11.6. Nothing provided in the contracts to which the Company stands a party shall give effect to an automatic termination of such contracts as a result of a change in Control of the Company or requires all or any of the Parties to procure the consent of any Person prior to completing the transactions contemplated under this Agreement.

11.7. The Company is not a party or bound by any contract of the following nature:

(a) Any contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in or assumed any liability or obligation of any Person;

(b) Any contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or the Company to sell to or purchase from any Person, provide service to any Person or to hire any Person other than the commercial contracts executed in the ordinary course of business;

(c) any contract providing for indemnification to or from any Person with respect to liabilities to any Person, other than in the ordinary course of business; and

(d) Any joint venture, shareholders, partnership, merger, Asset or stock purchase or divestiture contract relating to the Company or by which any of the Promoters and the Company are bound.

12. ASSETS AND PROPERTIES

12.1. Assets and properties

(a) The Assets owned, leased, occupied, licensed or used by the Company on the Execution Date comprise all the assets for the carrying on of the Business to the extent to which it is presently conducted by the Company on the Execution Date.

(b) All Assets, as recorded in the Accounts prepared as of the Accounts Date, are held by the Company in its own name as a sole user.

(c) To the knowledge of the Promoters, the Company is in compliance with the terms and conditions of the lease deeds and leave and license agreements to which it stands a party to. The lease / leave and licenses are available to the Company without any hindrance or obstruction from any other Person. The Company does not have any Claims pending in respect of any earlier lease/ leave and license, terminated by them. No prior approvals or consents are required under any of the lease agreements entered into by the Company for giving effect to this Agreement.

(d) The Company has paid all applicable Taxes (including property Taxes), levies, charges, duties, cesses, fines, penalties, and other outgoings payable to the Governmental Authorities, which are required to be paid by the Company, in respect of the immovable properties taken on lease by the Company.

(e) The Assets of the Company have been properly maintained and are in normal operating condition.

(f) No agreement or arrangement under which the Company has been vested with right to use any Asset shall automatically terminate on the occurrence of a change in Control of the Company.

12.2. **Movable Assets**

(a) The Company has good and marketable title to, free and clear of any Encumbrances, or has valid leasehold interest in or valid rights under contract to use, all tangible movable property as disclosed in the Accounts.

(b) The movable Assets disclosed in the Accounts comprise of all the movable Assets of the Company as on that date.

(c) The movable Assets are in good operating condition, subject to ordinary wear and tear and all such Assets are adequate and suitable for the purposes for which they were being used by the Company.

12.3. **Intellectual Property**

(a) The Company (and not the Promoters or any other Shareholder or employee of the Company) is entitled and has full and exclusive right, title and interest to use and hold all rights to all the Intellectual Property (including all Intellectual Property developed by the Promoters and current and former employees of the Company subsequent to the incorporation of the Company and related to Business) used or held for use in connection with or necessary for the conduct of, or to carry on the Business.

(b) The Company is the registered owner of and has exclusive rights, title and interest in the domain names as mentioned in Schedule X.

(c) The Intellectual Property of the Company has not been licensed from or to any third party or Person, except as disclosed in the Disclosure Letter. The Intellectual Property which is owned by the Company or otherwise used by the Company are not presently be subject to any Encumbrance.

(d) No Third Party has any ownership right, title, interest, Claim in or lien on any of the Company's proprietary rights and the Company has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its proprietary rights, except those for which disclosure is required for legitimate business or legal reasons.

(e) To the knowledge of the Promoters, none of the activities of the Company violates, misappropriates or infringes any intellectual property of any third party or Person and the Company has not received any notice and/or Claim from any Persons or third party alleging violation, misappropriation or infringement of any intellectual property and/or confidential or proprietary information held by such Persons or third party, which are outstanding on the date hereof and have not been settled or disposed of.

(f) There exists no actual infringement or any adverse claim of ownership by any person in respect of any Intellectual Property held, owned or used by the Company.

(g) The Company is licensed to use all software and information technology systems to enable it to use its computerized records.

(h) No Claim has been made by any third party which alleges any infringing act or which otherwise disputes the right of the Company or any of its subsidiaries to use any Intellectual Property relating to the business of the Company and to the knowledge of the Promoters there are no circumstances (including any act or omission to act) likely to give rise to such a Claim.

(i) Details of all Licenses relating to the Business granted to or by the Company in respect of all Intellectual Property and all the Intellectual Property owned by the Company are set out in the Disclosure Letter, including details of any limit as to time or right of termination affecting the use of the Intellectual Property.

(j) Neither the Company nor its Subsidiaries are in default under any license, sub-license or assignment granted to it in respect of any Intellectual Property used in relation to its Business.

12.4. **Insurance**

(a) The Assets of the Company are now and have been appropriately and adequately insured and all such insurance policies are in full force and effect, with the Company named as insured/ beneficiary, in accordance with all Applicable Laws. The Company is not required to pay any additional premiums other than those set out in the relevant policies of insurance.

(b) Insurable risks in respect of the Business, Assets of the Company are covered by such insurance policies and the types and amounts of coverage provided therein are (i) usual and customary in the context of the Business and the operations of the Company; and (ii) sufficient so as to comply with the requirement of the Governmental Approvals, or under Applicable Law or contract, including contracts with operators. There is no Claim by the Company or any of the Promoters pending under any of such policies.

13. TAXATION

13.1. General

(a) The Company has procured wherever applicable, Licenses under Tax legislations. All such Licenses are valid and subsisting and the Company is not in breach of any conditions provided in such Licenses.

(b) All Taxes of any nature whatsoever (including service tax as applicable) for which the Company is liable and which has fallen due for payment, unless the same have been disputed by the Company, have been duly paid and without prejudice to the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

(c) All Claims relating to Tax that have been taken into account in computing any amount in the Accounts have been duly made.

(d) The Company has deducted or withheld all Taxes, from time to time, which it has been obliged by Applicable Law to deduct or withhold from payments made by it and has properly reported to the relevant Tax authority for all amounts so deducted or withheld.

(e) The Company has in a timely manner filed returns, estimates, information statements, reports and other filings required by Applicable Law relating to Taxes required to be filed by it with any Governmental Authority (the "**Tax Returns**"). Such Tax Returns are true and correct in all respects and have been completed in accordance with Applicable Law.

(f) There are no Claims against the Company in relation to Taxes that are pending which will have a material adverse change. No notice in relation to Taxes has been issued to the Company by any Governmental Authority.

(g) The Company is not:

(i) A party to, or under any obligation, under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement; and

(ii) A member of an affiliated, consolidated, combined or unitary group for any period or a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

13.2. The Company is and always has been resident for Tax purposes in India.

13.3. The Company has duly paid all the Taxes in accordance with the relevant provisions of Applicable Laws in respect of Tax and have been adequately provided for in the books of account.

13.4. The Company has withheld with respect to its respective employees and all other third parties, all applicable Taxes required to be withheld by Applicable Law and has made payment of such Taxes to the appropriate authorities within the due dates thereof.

13.5. The Company is in due compliance with the following:

(a) All Tax returns including income-tax returns, withholding tax returns, fringe benefit tax returns along with the necessary enclosures have been duly filed in accordance with the relevant provisions of the Applicable Laws.

(b) The aforesaid Tax Returns are complete in all respects.

(c) Contents of the aforesaid Tax Returns are true and correct.

(d) Have maintained adequate documentation in respect of the Claims made in the Tax Returns.

(e) The Company is not liable directly or indirectly for the Taxes of any other Person. The Company is not liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose. The Company is not and nor has been subject to Tax in any jurisdiction directly or indirectly other than its place of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction.

(f) In respect of the Company:

  (i) No adjustment relating to any Tax returns filed by the Company has been proposed by any Tax authority to the Company, or any representatives thereof. The Company does not have any liability for any unpaid Taxes which has not been accounted for or reserved in its respective accounts.

  (ii) There are no notices of disputes regarding assessments or other actions for or relating to any liability in respect of Taxes.

(g) The Company has appropriately classified in the Accounts the expenditure incurred by it as revenue and capital in nature and the same has been accordingly considered for the purpose of income-tax computation. The Company has not claimed any expenditure, which is not deductible while computing its taxable income.

(h) The Company has appropriately classified the fixed Assets for Tax purposes in accordance with the applicable Law and depreciation thereon is computed in accordance with the provisions of the income-tax laws.

(i) All reliefs and other Tax benefits shown in the Accounts are valid and properly claimed and are supported with adequate documentation and are available to offset profits of the Company and there are no circumstances in existence, which might cause the disallowance in whole or part of any such relief or benefit.

(j) The Company has made available to the Purchasers correct and complete copies of all income and other material Tax Returns, examination reports and statements of

deficiencies for all Taxable Periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(k) There are no material Tax liens on any Assets.

14. EMPLOYEES

14.1. The Company has complied with all material Applicable Laws related to employment matters, with the terms of employment of each employee.

14.2. All wages and salaries of and other benefits given to the employees have been paid in full when due in the ordinary course of business.

14.3. There are no terms of employment for employees which provide that a change in Control of the Company (however change of Control may be defined, if at all) will entitle that employee to treat the change of Control as amounting to a breach of such terms or entitling him to any payment (including pay in lieu of notice, golden parachutes or liquidated damages) or benefit or entitling him to treat himself as redundant or dismissed or released from any obligation.

14.4. On and after the Accounts Date, the Company has not revised the remuneration payable to any key employees or Directors except in the ordinary course.

14.5. No dispute has arisen between the Company or any of its subsidiaries and a material number or category of its employees and there are no present circumstances to the best of the knowledge of the Promoters which are likely to give rise to any such dispute.

15. LITIGATION

15.1. To the knowledge of the Promoters, the Company, or any director, officer, employee or partner has not been convicted of any criminal or unlawful act involving dishonesty; or any breach of trust which may have an adverse effect on the Company, its Business or the Company's capacity to use its Assets.

15.2. There is no litigation outstanding or pending in a court of law against the Company.

15.3. The execution of this Agreement will not result in a breach or otherwise violate any order, writ, judgment, injunction or decree issued by any Governmental Authority or violate any Applicable Law applicable to the Company or to the Business or Assets of the Company.

15.4. There is no private or governmental action, suit, proceeding, Claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, which is ongoing, against the Promoters or the Company for any matter whatsoever and the Company has not received any notice from any Person alleging that it is in breach, or operating in violation of any Applicable Law.

15.5. No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the Business is terminated or the Assets of the Company are distributed amongst the creditors or Shareholders or other contributories) of the Company, or for an administration order against the Company.

16. ANTI-BRIBERY

16.1. To the knowledge of the Promoters, the operations of the Company and the actions of all directors, employees, officer or its Affiliates (as may be applicable) in relation to the operations of the Company are and have been conducted at all times in compliance with Anti-Bribery Laws.

16.2. To the knowledge of the Promoters, neither the Company nor any of its directors, officers, employees (past or present) or its Affiliates is or has at any time engaged in any activity, practice or conduct or has taken any action, directly or indirectly for the operations of the Company and in relation to the Company, which would constitute an offence under applicable Anti-Bribery Laws.

17. INFORMATION

17.1. No certificate signed by any officer of the Company furnished or to be furnished to Purchaser 1 pursuant to this Agreement, or any other written information about the Company provided to Purchaser 1 by or on behalf of the Company at the request of Purchaser 1, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they have been made, misleading.

17.2. No Warranties or any document, certificate, or other writing, requested by Purchaser 1, furnished or to be furnished pursuant hereto or in connection herewith respectively, contains, at the time of delivery, any untrue statement of a material fact or omits, at the time of delivery, to state any fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, misleading.

SCHEDULE VIII

COMPUTATION OF ACCOUNTS DATE NET CASH

Indicative Standalone Balance Sheet of Centrum Direct Limited as on 31-Mar-18	*INR Lacs*	Ref. Nos.
Eq + Reserves	29,960	
LT Debt		
Car Loans	58	
Loans from Dinshaw	-	
Pyxis Finvest	-	
Acc Int	-	
LT Provisions	70	12
Current Liabilities		
Bank (Cash Credit / Overdraft)	6,600	1
Trade Payables	6,500	2
ST Provisions	42	3
Sundry Creditors	1,709	4
Total Liabilities	**44,940**	
Fixed Assets	1,848	
LT Investments		
Pyxis	-	
Buyforex	11,842	
Club 7	-	
Deferred Tax Assets	133	
Other Loans & Adv		
Buyforex	750	
Others	7200	
Deposits - Airports & Others	4,718	13
Cash & Cash Equivalent		
MF Units	-	5
Cash Inventory (FCN / INR)	6,050	6
Bank Bal	2,578	7
Bank FDs	1,546	8
Trade Receivables	7,261	9
Other Current Assets		
Advance Tax	498	10
Others	516	11
Total Assets	**44,940**	

Calculation of Accounts Date Net Cash		
Cash / Cash Equivalent	10,174	5+6+7+8
Trade Receivables	7,261	9
Other Current Assets	1,014	10+11
Current Liabilities + Provisions	14,922	1+2+3+4+12

Net Working Capital (A)	**3,527**	
Deposits - Airports & Others (B)	**4,718**	13
Calculated Net Cash (A + B)	**8,245**	
Agreed Adjustment	600	
Accounts Date Net Cash	**7,645**	

SCHEDULE IX

SPECIFIC INDEMNITY ITEMS

1. Any Loss arising on the Company in respect of the theft by employees in the branch office of the Company situated at Surat after deducting any amounts recovered by the Company from such accused, the insurance company or any other Person;

2. Any Loss arising on the Company with respect to Show Cause Notice No.T-4/16/BGZO/SRO/2018 dated 23/02/2018 received by the Company on 08/03/2018 u/s 16(3) of FEMA from Directorate of Enforcement based on the complaint F.NO.T-3/FE/33-BZ/2010-11/(AD-NS) dated 13/12/2017 for the transactions pertaining to the period April 2009 to December 2010 undertaken by CDL Bangalore branch with Cisco Systems (India) Pvt Ltd;

3. Any Loss arising on the Company in connection with the order passed by the Deputy Director- Directorate of Enforcement, Chennai on 29th June 2015 pursuant to the Show Cause Notice bearing No. T-4/12/JD/CZO/2012 dated 14/09/2012 issued to the Company based on the complaint bearing No. T.3/21/CZO/C/2011 dated 14/08/2012 u/s 16(3) of FEMA, wherein an initial penalty of INR 1,500,000 (Indian Rupees one million five hundred thousand only) has been levied on the Company, which has been challenged by the Company under an appeal to higher authorities;

4. Any Loss of INR 620,000 (Indian Rupees six hundred twenty thousand only) plus interest, if any, arising on the Company, in connection with proceedings pending against the Company in a case filed by M/s Study Overseas Global Private Limited for breach of sponsorship contract.

5. Any Loss arising from the Tax demand of outstanding against the Company for various assessment years (AY 2007-08 to AY 2016-17) as per Income-tax portal aggregating to INR 83,500,000 (Indian Rupees eighty three million five hundred thousand only) plus interest thereon, if these demands are ultimately adjudicated against the Company.

SCHEDULE X

INTELLECTUAL PROPERTY

Part A

Trademarks

Sr. No	Description	Owner	Class	Dated (mm-dd-yyyy)	Valid upto (mm-dd-yyyy)
1.	CentrumDirect (word per se)	Centrum Capital Limited	6	04-11-2008	04-11-2018
2.	CentrumDirect (word per se)	Centrum Capital Limited	42	04-11-2008	04-11-2018
3.	CentrumDirect (word per se)	Centrum Capital Limited	19	04-11-2008	04-11-2018
4.	CentrumDirect (word per se)	Centrum Capital Limited	36	04-11-2008	04-11-2018
5.	CentrumDirect (word per se)	Centrum Capital Limited	37	04-11-2008	04-11-2018
6.	CentrumDirect (word per se)	Centrum Capital Limited	41	04-11-2008	04-11-2018
7.	Centrum Direct (word per se)	Centrum Capital Limited	39	05-04-2007	05-04-2027
8.	Centrum Direct (word per se)	Centrum Capital Limited	42	05-04-2007	05-04-2027
9.	CentrumDirect (word per se)	Centrum Capital Limited	16	05-04-2007	05-04-2027
10.	CentrumDirect (word per se)	Centrum Capital Limited	35	05-04-2007	05-04-2027
11.	CentrumDirect (word per se)	Centrum Capital Limited	36	05-04-2007	05-04-2027
12.	Centrum Direct (word per se)	Centrum Capital Limited	38	05-04-2007	05-04-2027
13.	CENTRUMDIRECT	Centrum Capital Limited	9	29/11/2000	29-11-2020

Part B

Domain Names

No	Domain Name	Purchase Initiated By	Expiry
1	bestrate.co.in	Centrum Direct Limited	23-Feb-23
2	forexbestbuy.in	Centrum Direct Limited	23-Feb-23

3	forexbestbuy.co.in	Centrum Direct Limited	23-Feb-23
4	forexprepaid.in	Centrum Direct Limited	23-Feb-23
5	forexprepaid.co.in	Centrum Direct Limited	23-Feb-23
6	buyfx.in	Centrum Direct Limited	23-Feb-23
7	buyfx.co.in	Centrum Direct Limited	23-Feb-23
8	buyforex.in	Centrum Direct Limited	23-Feb-23
9	buyforex.co.in	Centrum Direct Limited	23-Feb-23
10	centrumforex.in	Centrum Direct Limited	23-Feb-23
11	centrumforex.co.in	Centrum Direct Limited	23-Feb-23
12	centrumdirect.in	Centrum Direct Limited	23-Feb-23
13	centrumdirect.co.in	Centrum Direct Limited	23-Feb-23
14	centrumtravelinsurance.in	Centrum Direct Limited	23-Feb-23
15	centrumtravelinsurance.co.in	Centrum Direct Limited	23-Feb-23
16	multicurrencycard.in	Centrum Direct Limited	23-Feb-23
17	multicurrencycard.co.in	Centrum Direct Limited	23-Feb-23
18	carefreetravel.in	Centrum Direct Limited	23-Feb-23
19	carefreetravel.co.in	Centrum Direct Limited	23-Feb-23
20	remitt.in	Centrum Direct Limited	23-Feb-23
21	remitt.co.in	Centrum Direct Limited	23-Feb-23
22	forexservice.co.in	Centrum Direct Limited	23-Feb-23
23	forexservice.in	Centrum Direct Limited	23-Feb-23
24	askforex.in	Centrum Direct Limited	23-Feb-23
25	askforex.co.in	Centrum Direct Limited	23-Feb-23
26	centrumglobetrotter.com	Centrum Direct Limited	2-Dec-23
27	centrumglobetrotter.in	Centrum Direct Limited	2-Dec-23
28	centrumglobetrotter.co.in	Centrum Direct Limited	2-Dec-23
29	centrumglobal.net	Centrum Direct Limited	9-Jan-20
30	centrumglobal.in	Centrum Direct Limited	9-Jan-20
31	centrumvisas.net	Centrum Direct Limited	9-Jan-20
32	centrumglobal.co.in	Centrum Direct Limited	9-Jan-20
33	centrumvisas.in	Centrum Direct Limited	9-Jan-20
34	centrumvisas.co.in	Centrum Direct Limited	9-Jan-20
35	cgvs.co.in	Centrum Direct Limited	9-Jan-20
36	centrumglobal.biz	Centrum Direct Limited	20-Jan-20
37	centrumvisas.biz	Centrum Direct Limited	20-Jan-20
38	cgvs.biz	Centrum Direct Limited	20-Jan-20
39	getfx.net	Centrum Direct Limited	18-Apr-19
40	getfx.in	Centrum Direct Limited	18-Apr-19
41	getfx.co.in	Centrum Direct Limited	18-Apr-19
42	gogofx.in	Centrum Direct Limited	18-Apr-19

43	gogofx.co	Centrum Direct Limited	18-Apr-19
44	gogofx.co.in	Centrum Direct Limited	18-Apr-19
45	gogocdl.com	Centrum Direct Limited	6-May-24
46	gogocdl.in	Centrum Direct Limited	6-May-24
47	cdlfx.co.in	Centrum Direct Limited	6-May-24
48	buyforexx.in	Centrum Direct Limited	3-Jun-25
49	buyforexx.co.in	Centrum Direct Limited	3-Jun-25
50	buy4ex.in	Centrum Direct Limited	3-Jun-25
51	buy4ex.co.in	Centrum Direct Limited	3-Jun-25
52	byforex.in	Centrum Direct Limited	3-Jun-25
53	byforex.co.in	Centrum Direct Limited	3-Jun-25
54	buyforrex.in	Centrum Direct Limited	3-Jun-25
55	buyforrex.co.in	Centrum Direct Limited	3-Jun-25
56	by4x.in	Centrum Direct Limited	3-Jun-25
57	by4x.co.in	Centrum Direct Limited	3-Jun-25
58	buyforexx.com	Centrum Direct Limited	4-Jun-25
59	buy4ex.com	Centrum Direct Limited	4-Jun-25
60	buyforrex.com	Centrum Direct Limited	4-Jun-25
61	buyforx.com	Centrum Direct Limited	23-Jul-25
62	buyforx.in	Centrum Direct Limited	23-Jul-25
63	sellforx.com	Centrum Direct Limited	23-Jul-25
64	buyforx.co.in	Centrum Direct Limited	23-Jul-25
65	sellforex.in	Centrum Direct Limited	23-Jul-25
66	sellforex.co.in	Centrum Direct Limited	23-Jul-25
67	sellforx.in	Centrum Direct Limited	23-Jul-25
68	sellforx.co.in	Centrum Direct Limited	23-Jul-25
69	centrum4x.co.in	Centrum Direct Limited	24-Apr-22
70	centrum4x.com	Centrum Direct Limited	24-Apr-22
71	centrum4x.in	Centrum Direct Limited	24-Apr-22
72	buyforex.com	Buyforex India Limited	29-Jan-21
73	centrumforex.com	Buyforex India Limited	1-Dec-19
74	centrumforexx.co.in	Centrum Direct Limited	24-Apr-22
75	centrumforexx.com	Centrum Direct Limited	24-Apr-22
76	centrumforexx.in	Centrum Direct Limited	24-Apr-22
77	centrumforx.co.in	Centrum Direct Limited	24-Apr-22
78	centrumforx.com	Centrum Direct Limited	24-Apr-22
79	centrumforx.in	Centrum Direct Limited	24-Apr-22
80	centrummoney.com	Centrum Direct Limited	28-Feb-19
81	centrumpay.biz	Centrum Direct Limited	17-Apr-22
82	centrumpay.co	Centrum Direct Limited	17-Apr-22

83	centrumpay.co.in	Centrum Direct Limited	21-Oct-21
84	centrumpay.com	Centrum Direct Limited	16-Feb-21
85	centrumpay.in	Centrum Direct Limited	18-Feb-21
86	centrumpay.info	Centrum Direct Limited	18-Apr-22
87	centrumpay.mobi	Centrum Direct Limited	18-Apr-22
88	centrumpay.net	Centrum Direct Limited	18-Apr-22
89	centrumpay.net.in	Centrum Direct Limited	18-Apr-22
90	centrumpay.org	Centrum Direct Limited	21-Oct-21
91	centrumwallet.com	Centrum Direct Limited	16-Feb-21